Exhibit 99.02

Report of Independent Registered Public Accounting Firm
The Board of Directors of NuStar GP, LLC
and Unitholders of NuStar Energy L.P.:
We have audited the accompanying consolidated balance sheets of NuStar Energy L.P. (a Delaware limited partnership) and subsidiaries (the Partnership) as of December 31, 2015 and 2014, and the related consolidated statements of income (loss), comprehensive income (loss), partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NuStar Energy L.P. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NuStar Energy L.P. and subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2016 expressed an unqualified opinion on the effectiveness of the Partnership’s internal control over financial reporting.
/s/ KPMG LLP
San Antonio, Texas
February 25, 2016

Report of Independent Registered Public Accounting Firm
The Board of Directors of NuStar GP, LLC
and Unitholders of NuStar Energy L.P.:
We have audited NuStar Energy L.P. (a Delaware limited partnership) and subsidiaries’ (the Partnership’s) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Partnership’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, NuStar Energy L.P. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of NuStar Energy L.P. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income (loss), comprehensive income (loss), partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and our report dated February 25, 2016 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
San Antonio, Texas
February 25, 2016

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of Dollars, Except Unit Data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$118,862	$87,912
Accounts receivable, net of allowance for doubtful accounts of $8,473 and $7,808 as of December 31, 2015 and 2014, respectively	145,064	208,314
Receivable from related parties	—	164
Inventories	38,749	55,713
Other current assets	31,176	35,944
Assets held for sale	—	1,100
Total current assets	333,851	389,147
Property, plant and equipment, at cost	5,209,160	4,815,396
Accumulated depreciation and amortization	(1,525,589)	(1,354,664)
Property, plant and equipment, net	3,683,571	3,460,732
Intangible assets, net	112,011	58,670
Goodwill	696,637	617,429
Investment in joint venture	—	74,223
Deferred income tax asset	2,858	4,429
Other long-term assets, net	320,334	314,166
Total assets	$5,149,262	$4,918,796
Liabilities and Partners’ Equity
Current liabilities:
Accounts payable	$125,147	$162,056
Payable to related party	14,799	15,128
Short-term debt	84,000	77,000
Accrued interest payable	34,286	33,345
Accrued liabilities	55,194	61,025
Taxes other than income tax	12,810	14,121
Income tax payable	5,977	2,517
Total current liabilities	332,213	365,192
Long-term debt	3,079,349	2,749,452
Long-term payable to related party	32,080	33,537
Deferred income tax liability	24,810	27,308
Other long-term liabilities	70,966	27,097
Commitments and contingencies (Note 15)
Partners’ equity:
Limited partners (77,886,078 common units outstanding as of December 31, 2015 and 2014)	1,661,900	1,744,810
General partner	36,738	39,312
Accumulated other comprehensive loss	(88,794)	(67,912)
Total partners’ equity	1,609,844	1,716,210
Total liabilities and partners’ equity	$5,149,262	$4,918,796
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Thousands of Dollars, Except Unit and Per Unit Data)

	Year Ended December 31,
	2015	2014	2013
Revenues:
Service revenues	$1,114,153	$1,026,446	$938,138
Product sales	969,887	2,048,672	2,525,594
Total revenues	2,084,040	3,075,118	3,463,732
Costs and expenses:
Cost of product sales	907,574	1,967,528	2,453,997
Operating expenses:
Third parties	337,466	347,189	331,719
Related party	135,565	125,736	122,677
Total operating expenses	473,031	472,925	454,396
General and administrative expenses:
Third parties	35,752	29,146	32,484
Related party	66,769	66,910	58,602
Total general and administrative expenses	102,521	96,056	91,086
Depreciation and amortization expense	210,210	191,708	178,921
Goodwill impairment loss	—	—	304,453
Total costs and expenses	1,693,336	2,728,217	3,482,853
Operating income (loss)	390,704	346,901	(19,121)
Equity in earnings (loss) of joint ventures	—	4,796	(39,970)
Interest expense, net	(131,868)	(132,281)	(127,119)
Interest income from related party	—	1,055	6,113
Other income, net	61,822	4,499	7,341
Income (loss) from continuing operations before income tax expense	320,658	224,970	(172,756)
Income tax expense	14,712	10,801	12,753
Income (loss) from continuing operations	305,946	214,169	(185,509)
Income (loss) from discontinued operations, net of tax	774	(3,791)	(99,162)
Net income (loss)	306,720	210,378	(284,671)
Less loss attributable to noncontrolling interest	—	(395)	(10,901)
Net income (loss) attributable to NuStar Energy L.P.	$306,720	$210,773	$(273,770)
Net income (loss) per unit applicable to limited partners:
Continuing operations	$3.29	$2.14	$(2.89)
Discontinued operations	0.01	(0.04)	(1.11)
Total (Note 22)	$3.30	$2.10	$(4.00)
Weighted-average limited partner units outstanding	77,886,078	77,886,078	77,886,078
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Thousands of Dollars)

	Year Ended December 31,
	2015	2014	2013
Net income (loss)	$306,720	$210,378	$(284,671)

Other comprehensive loss:
Foreign currency translation adjustment	(31,987)	(15,614)	(19,364)
Net unrealized gain on cash flow hedges	1,303	—	7,213
Net loss reclassified into income on cash flow hedges	9,802	10,663	7,570
Total other comprehensive loss	(20,882)	(4,951)	(4,581)

Comprehensive income (loss)	285,838	205,427	(289,252)
Less comprehensive loss attributable to noncontrolling interest	—	(828)	(10,953)
Comprehensive income (loss) attributable to NuStar Energy L.P.	$285,838	$206,255	$(278,299)
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of Dollars)

	Year Ended December 31,
	2015	2014	2013
Cash Flows from Operating Activities:
Net income (loss)	$306,720	$210,378	$(284,671)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	210,210	191,708	184,363
Amortization of debt related items	8,840	8,969	4,329
Gain on sale or disposition of assets	(1,617)	(3,853)	(7,829)
Gain associated with the Linden Acquisition	(56,277)	—	—
Asset and goodwill impairment loss	—	4,201	406,982
Deferred income tax expense (benefit)	2,058	3,467	(6,739)
Equity in (earnings) loss of joint ventures	—	(4,796)	39,970
Distributions of equity in earnings of joint ventures	2,500	7,587	7,956
Changes in current assets and current liabilities (Note 23)	50,559	82,418	112,776
Other, net	1,944	18,444	28,082
Net cash provided by operating activities	524,937	518,523	485,219
Cash Flows from Investing Activities:
Capital expenditures	(324,808)	(356,965)	(343,320)
Change in accounts payable related to capital expenditures	(3,156)	4,903	(5,384)
Acquisitions	(142,500)	—	—
Increase in other long-term assets	(3,564)	—	—
Proceeds from sale or disposition of assets	17,132	26,012	119,006
Proceeds from insurance recoveries	4,867	—	—
Increase in note receivable from Axeon	—	(13,328)	(80,961)
Other, net	—	(853)	(302)
Net cash used in investing activities	(452,029)	(340,231)	(310,961)
Cash Flows from Financing Activities:
Proceeds from long-term debt borrowings	860,131	743,719	1,738,451
Proceeds from short-term debt borrowings	823,500	574,900	—
Proceeds from note offering, net of issuance costs	—	—	686,863
Long-term debt repayments	(500,410)	(623,770)	(2,150,743)
Short-term debt repayments	(816,500)	(497,900)	—
Distributions to unitholders and general partner	(392,204)	(392,204)	(392,204)
Payments for termination of interest rate swaps	—	—	(33,697)
(Decrease) increase in cash book overdrafts	(2,954)	12,851	2,851
Other, net	(792)	(5,781)	(871)
Net cash used in financing activities	(29,229)	(188,185)	(149,350)
Effect of foreign exchange rate changes on cash	(12,729)	(2,938)	(7,767)
Net increase (decrease) in cash and cash equivalents	30,950	(12,831)	17,141
Cash and cash equivalents as of the beginning of the period	87,912	100,743	83,602
Cash and cash equivalents as of the end of the period	$118,862	$87,912	$100,743
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY
Years Ended December 31, 2015, 2014 and 2013
(Thousands of Dollars, Except Unit Data)

	Limited Partners		General Partner	Accumulated Other Comprehensive Loss	Total NuStar Energy L.P. Partners’ Equity	Noncontrolling Interest	Total Partners’ Equity
	Units	Amount
Balance as of January 1, 2013	77,886,078	$2,573,263	$57,986	$(58,865)	$2,572,384	$12,611	$2,584,995
Net (loss) income	—	(310,652)	36,882	—	(273,770)	(10,901)	(284,671)
Other comprehensive loss	—	—	—	(4,529)	(4,529)	(52)	(4,581)
Cash distributions to partners	—	(341,140)	(51,064)	—	(392,204)	—	(392,204)
Other	—	255	—	—	255	—	255
Balance as of December 31, 2013	77,886,078	1,921,726	43,804	(63,394)	1,902,136	1,658	1,903,794
Net income (loss)	—	164,201	46,572	—	210,773	(395)	210,378
Other comprehensive loss	—	—	—	(4,518)	(4,518)	(433)	(4,951)
Cash distributions to partners	—	(341,140)	(51,064)	—	(392,204)	—	(392,204)
Other	—	23	—	—	23	(830)	(807)
Balance as of December 31, 2014	77,886,078	1,744,810	39,312	(67,912)	1,716,210	—	1,716,210
Net income	—	258,230	48,490	—	306,720	—	306,720
Other comprehensive loss	—	—	—	(20,882)	(20,882)	—	(20,882)
Cash distributions to partners	—	(341,140)	(51,064)	—	(392,204)	—	(392,204)
Balance as of December 31, 2015	77,886,078	$1,661,900	$36,738	$(88,794)	$1,609,844	$—	$1,609,844
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015, 2014 and 2013

1. ORGANIZATION AND OPERATIONS
Organization
NuStar Energy L.P. (NYSE: NS) is engaged in the transportation of petroleum products and anhydrous ammonia, the terminalling and storage of petroleum products and the marketing of petroleum products. Unless otherwise indicated, the terms “NuStar Energy,” “NS,” “the Partnership,” “we,” “our” and “us” are used in this report to refer to NuStar Energy L.P., to one or more of our consolidated subsidiaries or to all of them taken as a whole. NuStar GP Holdings, LLC (NuStar GP Holdings or NSH) (NYSE: NSH) owns our general partner, Riverwalk Logistics, L.P., and owns a 14.9% total interest in us as of December 31, 2015.
Operations
We conduct our operations through our subsidiaries, primarily NuStar Logistics, L.P. (NuStar Logistics) and NuStar Pipeline Operating Partnership L.P. (NuPOP). We have three business segments: pipeline, storage and fuels marketing.
Pipeline. We own 3,140 miles of refined product pipelines and 1,200 miles of crude oil pipelines, as well as approximately 4.0 million barrels of storage capacity, which comprise our Central West System. In addition, we own 2,360 miles of refined product pipelines, consisting of the East and North Pipelines, and a 2,000 mile ammonia pipeline, which comprise our Central East System. The East and North Pipelines have storage capacity of approximately 6.4 million barrels. We charge tariffs on a per barrel basis for transporting refined products, crude oil and other feedstocks in our refined product and crude oil pipelines and on a per ton basis for transporting anhydrous ammonia in the Ammonia Pipeline.
Storage. We own terminal and storage facilities in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom, with approximately 82.9 million barrels of storage capacity. Our terminal and storage facilities provide storage, handling and other services on a fee basis for petroleum products, crude oil, specialty chemicals and other liquids.
Fuels Marketing. Within our fuels marketing operations, we purchase crude oil and refined petroleum products for resale. The activities of the fuels marketing segment expose us to the risk of fluctuations in commodity prices, which has a direct impact on the segment’s results of operations. We enter into derivative contracts to attempt to mitigate the effect of commodity price fluctuations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation
The accompanying consolidated financial statements represent the consolidated operations of the Partnership and our subsidiaries. Noncontrolling interests are separately disclosed on the financial statements. Inter-partnership balances and transactions have been eliminated in consolidation. The operations of certain pipelines and terminals in which we own an undivided interest are proportionately consolidated in the accompanying consolidated financial statements.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Management may revise estimates due to changes in facts and circumstances.
Cash and Cash Equivalents
Cash equivalents are all highly liquid investments with an original maturity of three months or less when acquired.
Accounts Receivable
Accounts receivable represent valid claims against non-affiliated customers for products sold or services rendered. We extend credit terms to certain customers after review of various credit indicators, including the customer’s credit rating. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at the time of their review.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Inventories
Inventories consist of crude oil, refined petroleum products, and materials and supplies. Inventories, except those associated with a qualifying fair value hedge, are valued at the lower of cost or market. Cost is determined using the weighted-average cost method. Our inventory, other than materials and supplies, consists of one end-product category, petroleum products, which we include in the fuels marketing segment. Accordingly, we determine lower of cost or market adjustments on an aggregate basis. Inventories associated with qualifying fair value hedges are valued at current market prices. Materials and supplies are valued at the lower of average cost or market.
Property, Plant and Equipment
We record additions to property, plant and equipment, including reliability and strategic capital expenditures, at cost. Repair and maintenance costs associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. When property or equipment is retired, sold or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized in “Other income, net” in the consolidated statements of income in the year of disposition.

We capitalize overhead costs and interest costs incurred on funds used to construct property, plant and equipment while the asset is under construction. The overhead costs and capitalized interest are recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life as a component of depreciation expense.
Goodwill
We assess goodwill for impairment annually on October 1, or more frequently if events or changes in circumstances indicate it might be impaired. We have the option to first assess qualitative factors to determine whether it is necessary to perform a quantitative goodwill impairment test. We performed a quantitative goodwill impairment test as of October 1, 2015 and 2014, and we determined that no impairment charges occurred. See Note 11 for a discussion of the goodwill impairment recognized in 2013.

We calculate the estimated fair value of each of our reporting units using a weighted-average of values calculated using an income approach and a market approach. The income approach involves estimating the fair value of each reporting unit by discounting its estimated future cash flows using a discount rate that would be consistent with a market participant’s assumption. The market approach bases the fair value measurement on information obtained from observed stock prices of public companies and recent merger and acquisition transaction data of comparable entities.
Our reporting units to which goodwill has been allocated consist of the following:

•	crude oil pipelines;

•	refined product pipelines;

•	refined product terminals, excluding our St. Eustatius and Point Tupper facilities; and

•	bunkering activity at our St. Eustatius and Point Tupper facilities.

The quantitative impairment test for goodwill consists of a two-step process. Step 1 compares the fair value of the reporting unit to its carrying value including goodwill. The carrying value of each reporting unit equals the total identified assets (including goodwill) less the sum of each reporting unit’s identified liabilities. We used reasonable and supportable methods to assign the assets and liabilities to the appropriate reporting units in a consistent manner. If the carrying value exceeds fair value, there is a potential impairment and step 2 must be performed to determine the amount of goodwill impairment. Step 2 compares the carrying value of the reporting unit’s goodwill to its implied fair value using a hypothetical allocation of the reporting unit’s fair value. If the goodwill carrying value exceeds its implied fair value, the excess is reported as impairment.
Investment in Joint Ventures
We account for investment in the joint ventures using the equity method of accounting. We reported our ownership interest in our equity method investments within “Investment in joint ventures” on the consolidated balance sheet and our portion of the results of operations for our equity method investments in “Equity in earnings (loss) of joint ventures” in the consolidated statements of income (loss). On January 2, 2015, we acquired full ownership of ST Linden Terminal, LLC (Linden), which owns a refined products terminal in Linden, NJ with 4.3 million barrels of storage capacity (the Linden Acquisition). See Note 4 for additional information on the Linden Acquisition. On February 26, 2014, we sold our remaining 50% ownership interest in Axeon Specialty Products LLC. See Note 5 for additional discussion.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Impairment of Long-Lived Assets
We review long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We evaluate recoverability using undiscounted estimated net cash flows generated by the related asset or asset group. If the results of that evaluation indicate that the undiscounted cash flows are less than the carrying amount of the asset (i.e., the asset is not recoverable) we perform an impairment analysis. If our intent is to hold the asset for continued use, we determine the amount of impairment as the amount by which the net carrying value exceeds its fair value. If our intent is to sell the asset, and the criteria required to classify an asset as held for sale are met, we determine the amount of impairment as the amount by which the net carrying amount exceeds its fair value less costs to sell. We believe that the carrying amounts of our long-lived assets as of December 31, 2015 are recoverable. See Note 5 for a discussion of impairments of long-lived assets recognized in 2013.
Income Taxes
We are a limited partnership and generally are not subject to federal or state income taxes. Accordingly, our taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, is generally included in the federal and state income tax returns of our partners. For transfers of publicly held units subsequent to our initial public offering, we have made an election permitted by Section 754 of the Internal Revenue Code (the Code) to adjust the common unit purchaser’s tax basis in our underlying assets to reflect the purchase price of the units. This results in an allocation of taxable income and expenses to the purchaser of the common units, including depreciation deductions and gains and losses on sales of assets, based upon the new unitholder’s purchase price for the common units.
We conduct certain of our operations through taxable wholly owned corporate subsidiaries. We account for income taxes related to our taxable subsidiaries using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred taxes using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.
We recognize a tax position if it is more-likely-than-not that the tax position will be sustained, based on the technical merits of the position, upon examination. We record uncertain tax positions in the financial statements at the largest amount of benefit that is more-likely-than-not to be realized. We had no unrecognized tax benefits as of December 31, 2015 and 2014.

NuStar Energy and certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. For U.S. federal and state purposes, as well as for our major non-U.S. jurisdictions, tax years subject to examination are 2011 through 2014, according to standard statute of limitations.
Asset Retirement Obligations
We record a liability for asset retirement obligations at the fair value of the estimated costs to retire a tangible long-lived asset at the time we incur that liability, which is generally when the asset is purchased, constructed or leased, when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the fair value.
We have asset retirement obligations with respect to certain of our assets due to various legal obligations to clean and/or dispose of those assets at the time they are retired. However, these assets can be used for an extended and indeterminate period of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our assets and continue making improvements to those assets based on technological advances. As a result, we believe that our assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any asset, we estimate the costs of performing the retirement activities and record a liability for the fair value of these costs.
We also have legal obligations in the form of leases and right-of-way agreements, which require us to remove certain of our assets upon termination of the agreement. However, these lease or right-of-way agreements generally contain automatic renewal provisions that extend our rights indefinitely or we have other legal means available to extend our rights. We have recorded a liability of approximately $0.6 million and $0.8 million as of December 31, 2015 and 2014, respectively, which is included in “Other long-term liabilities” in the consolidated balance sheets, for conditional asset retirement obligations related to the retirement of terminal assets with lease and right-of-way agreements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Environmental Remediation Costs
Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. These environmental obligations are based on estimates of probable undiscounted future costs over a 20-year time period using currently available technology and applying current regulations, as well as our own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.
Product Imbalances
We incur product imbalances as a result of variances in pipeline meter readings and volume fluctuations within the East Pipeline system due to pressure and temperature changes. We use quoted market prices as of the reporting date to value our assets and liabilities related to product imbalances. Product imbalance liabilities are included in “Accrued liabilities” and product imbalance assets are included in “Other current assets” in the consolidated balance sheets.
Revenue Recognition
Revenues for the pipeline segment are derived from interstate and intrastate pipeline transportation of refined product, crude oil and anhydrous ammonia. Transportation revenues (based on pipeline tariffs) are recognized as the refined product, crude oil or anhydrous ammonia is delivered out of the pipelines.

Revenues for the storage segment include fees for tank storage agreements, whereby a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage lease revenues), and throughput agreements, whereby a customer pays a fee per barrel for volumes moving through our terminals for which we charge additional fees (throughput revenues). Our terminals also provide blending, additive injections, handling and filtering services for which we charge additional fees. Certain of our facilities charge fees to provide marine services such as pilotage, tug assistance, line handling, launch service, emergency response services and other ship services. Storage lease revenues are recognized when services are provided to the customer. Throughput revenues are recognized as refined products or crude oil are received in or delivered out of our terminal and as crude oil and certain other refinery feedstocks are received by the related refinery. Revenues for marine services are recognized as those services are provided.
Revenues from the sale of petroleum products, which are included in our fuels marketing segment, are recognized when product is delivered to the customer and title and risk pass to the customer.
We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, use, value added and some excise taxes. These taxes are not included in revenue.
Income Allocation
Our net income for each quarterly reporting period is first allocated to the general partner in an amount equal to the general partner’s incentive distribution calculated based upon the declared distribution for the respective reporting period. We allocate the remaining net income among the limited and general partners in accordance with their respective 98% and 2% interests.
Net Income per Unit Applicable to Limited Partners
We have identified the general partner interest and incentive distribution rights as participating securities and use the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period. Basic and diluted net income per unit applicable to limited partners are the same as we have no potentially dilutive securities outstanding.
Derivative Financial Instruments
We formally document all relationships between hedging instruments and hedged items. This process includes identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. To qualify for hedge accounting, at inception of the hedge we assess whether the derivative instruments that are used in our hedging transactions are expected to be highly effective in offsetting changes in cash flows or the fair value of the hedged items. Throughout the designated hedge period and at least quarterly, we assess whether the derivative instruments are highly effective and continue to qualify for hedge accounting. To assess the effectiveness of the hedging relationship both prospectively and retrospectively, we use regression analysis to calculate the correlation of the changes in the fair values of the derivative instrument and related hedged item.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We record commodity derivative instruments in the consolidated balance sheets at fair value. We recognize mark-to-market adjustments for derivative instruments designated and qualifying as fair value hedges (Fair Value Hedges) and the related change in the fair value of the associated hedged physical inventory or firm commitment within “Cost of product sales.” For derivative instruments designated and qualifying as cash flow hedges (Cash Flow Hedges), we record the effective portion of mark-to-market adjustments as a component of “Accumulated other comprehensive income” (AOCI) until the underlying hedged forecasted transactions occur. Any hedge ineffectiveness is recognized immediately in “Cost of product sales.” Once a hedged transaction occurs, we reclassify the effective portion from AOCI to “Cost of product sales.” If it becomes probable that a hedged transaction will not occur, then the associated gains or losses are reclassified from AOCI to “Cost of product sales” immediately. For derivative instruments that have associated underlying physical inventory but do not qualify for hedge accounting (Economic Hedges and Other Derivatives), we record the mark-to-market adjustments in “Cost of product sales.”
Under the terms of our forward-starting interest rate swap agreements, we pay a fixed rate and receive a variable rate. We entered into the forward-starting swaps in order to hedge the risk of changes in the interest payments attributable to changes in the benchmark interest rate during the period from the effective date of the swap to the issuance of the forecasted debt. We account for the forward-starting interest rate swaps as Cash Flow Hedges, and we recognize the fair value of each interest rate swap in the consolidated balance sheets. We record the effective portion of mark-to-market adjustments as a component of AOCI, and any hedge ineffectiveness is recognized immediately in “Interest expense, net.” The amount accumulated in AOCI is amortized into “Interest expense, net” as the forecasted interest payments occur or if the interest payments are probable not to occur.
We classify cash flows associated with our derivative instruments as operating cash flows in the consolidated statements of cash flows, except for receipts or payments associated with terminated forward-starting interest rate swap agreements, which are included in cash flows from financing activities. See Note 17 for additional information regarding our derivative financial instruments.
Operating Leases
We recognize rent expense on a straight-line basis over the lease term, including the impact of both scheduled rent increases and free or reduced rents (commonly referred to as “rent holidays”).
Unit-based Compensation
NuStar GP, LLC, a wholly owned subsidiary of NuStar GP Holdings, has adopted various long-term incentive plans that provide the Compensation Committee of the Board of Directors of NuStar GP, LLC with the right to grant employees and directors of NuStar GP, LLC and its affiliates providing services to NuStar Energy the right to receive NS common units. NuStar GP, LLC accounts for awards of NS common unit options, restricted units and performance awards at fair value as a derivative, whereby a liability for the award is recorded at inception. Subsequent changes in the fair value of the award are included in the determination of net income. NuStar GP, LLC determines the fair value of NS unit options using the Black-Scholes model at each reporting date. NuStar GP, LLC determines the fair value of NS restricted units and performance awards using the market price of NS common units at each reporting date. However, performance awards are earned only upon NuStar Energy’s achievement of an objective performance measure. NuStar GP, LLC records compensation expense each reporting period such that the cumulative compensation expense recognized equals the current fair value of the percentage of the award that has vested. NuStar GP, LLC records compensation expense related to NS unit options until such options are exercised, and compensation expense related to NS restricted units until the date of vesting.
NuStar GP Holdings has adopted a long-term incentive plan that provides the Compensation Committee of the Board of Directors of NuStar GP Holdings with the right to grant employees, consultants and directors of NuStar GP Holdings and its affiliates, including NuStar GP, LLC, rights to receive NSH common units. NuStar GP Holdings accounts for awards of NSH restricted units and unit options granted to its directors or employees of NuStar GP, LLC at fair value. The fair value of NSH unit options is determined using the Black-Scholes model at the grant date, and the fair value of the NSH restricted unit equals the market price of NSH common units at the grant date. NuStar GP Holdings recognizes compensation expense for NSH restricted units and unit options ratably over the vesting period based on the fair value of the units at the grant date.
Under these long-term incentive plans, certain awards provide that the grantee’s award vests immediately upon retirement. Compensation expense is recognized immediately if these awards are granted to retirement-eligible employees, as defined in each award.  In addition, if, during a vesting period of a grant, the grantee will become retirement-eligible, then compensation expense associated with the grant is recognized from the grant date through the grantee’s retirement eligibility date.
We reimburse NuStar GP, LLC for the expenses resulting from grants of NS and NSH awards under our long-term incentive plans to employees and directors of NuStar GP, LLC. We include such compensation expense in “General and administrative

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

expenses” on the consolidated statements of income. We do not reimburse NuStar GP, LLC for the expense resulting from NSH awards to non-employee directors of NuStar GP Holdings.
Margin Deposits
Margin deposits relate to our exchange-traded derivative contracts and generally vary based on changes in the value of the contracts. Margin deposits are included in “Other current assets” in the consolidated balance sheets.
Foreign Currency Translation
The functional currencies of our foreign subsidiaries are the local currency of the country in which the subsidiary is located, except for our subsidiaries located in St. Eustatius in the Caribbean (formerly the Netherlands Antilles), whose functional currency is the U.S. dollar. The assets and liabilities of our foreign subsidiaries with local functional currencies are translated to U.S. dollars at period-end exchange rates, and income and expense items are translated to U.S. dollars at weighted-average exchange rates in effect during the period. These translation adjustments are included in “Accumulated other comprehensive loss” in the equity section of the consolidated balance sheets. Gains and losses on foreign currency transactions are included in “Other income, net” in the consolidated statements of income.

3. NEW ACCOUNTING PRONOUNCEMENTS

Financial Instruments
In January 2016, the Financial Accounting Standards Board (FASB) issued new guidance that addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The changes are effective for annual and interim periods beginning after December 15, 2017, and amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. We will adopt these provisions January 1, 2018, and we do not expect the guidance to have a material impact on our financial position, results of operations or disclosures.

Deferred Taxes
In November 2015, the FASB issued amended guidance that requires deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. The changes are effective for annual and interim periods beginning after December 15, 2016, using either a prospective or retrospective transition method, and early adoption is permitted. Accordingly, we adopted these provisions during 2015 on a prospective basis and they did not have a material impact on our financial position, results of operations or disclosures. Prior periods were not retrospectively adjusted.

Business Combinations
In September 2015, the FASB issued amended guidance for business combinations that eliminates the requirement to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment be recognized in the reporting period in which the adjustment is identified. The changes are effective for annual and interim periods beginning after December 15, 2015. Accordingly, we adopted the amended guidance on January 1, 2016, and it will not impact our financial position, results of operations or disclosures.

Inventory
In July 2015, the FASB issued amended guidance that requires inventory to be measured at the lower of cost or net realizable value. The changes are effective for annual and interim periods beginning after December 15, 2016, and must be applied prospectively after the date of adoption. We will adopt these provisions January 1, 2017, and we do not expect the amended guidance to have a material impact on our financial position, results of operations or disclosures.

Debt Issuance Costs
In April 2015, the FASB issued amended guidance for the presentation of debt issuance costs. Under the amended guidance, debt issuance costs will be presented on the balance sheet as a deduction from the carrying value of the associated debt liability. In August 2015, the FASB issued amended guidance that would allow debt issuance costs related to line-of-credit agreements to continue to be presented as an asset on the balance sheet. The changes are effective for annual and interim periods beginning after December 15, 2015, and retrospective application is required. Accordingly, we adopted the amended guidance on January 1, 2016 and it will not have a material impact on our financial position, results of operations or disclosures.

Consolidation
In February 2015, the FASB issued new consolidation guidance that modifies the criterion involved in a reporting organization’s evaluation of whether certain legal entities are subject to consolidation under the standard. The standard is

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

effective for public companies for annual and interim reporting periods beginning after December 15, 2015, using one of two retrospective transition methods. Accordingly, we adopted the guidance on January 1, 2016, and it will not impact our financial position, results of operations or disclosures.

Revenue Recognition
In May 2014, the FASB and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard. In August 2015, the FASB deferred the effective date by one year. The standard is now effective for public entities for annual and interim periods beginning after December 15, 2017, using one of two retrospective transition methods. Early adoption is permitted, but not before the original effective date. We are currently assessing the impact of this new guidance on our financial statements and disclosures, and we have not yet selected a transition method.

4. ACQUISITIONS

Linden Acquisition. On January 2, 2015, we acquired full ownership of Linden, which owns a refined products terminal in Linden, NJ with 4.3 million barrels of storage capacity. Linden is located on a 44-acre facility that provides deep-water terminalling capabilities in the New York Harbor and primarily stores petroleum products, including gasoline, jet fuel and fuel oils. Prior to the Linden Acquisition, Linden operated as a joint venture between us and Linden Holding Corp., with each party owning 50%.

In connection with the Linden Acquisition, we ceased applying the equity method of accounting and consolidated Linden, which is included in our storage segment. The consolidated statements of income include the results of operations for Linden commencing on January 2, 2015. On the acquisition date, we remeasured our existing 50% equity investment in Linden to its fair value of $128.0 million and we recognized a gain of $56.3 million in “Other income, net” in the consolidated statements of income for the year ended December 31, 2015. We estimated the fair value using a market approach and an income approach. The market approach estimates the enterprise value based on an earnings multiple. The income approach calculates fair value by discounting the estimated net cash flows. We funded the acquisition with borrowings under our revolving credit agreement. The acquisition complements our existing storage operations, and having sole ownership of Linden strengthens our presence in the New York Harbor and the East Coast market.

We accounted for the Linden Acquisition using the acquisition method. The purchase price has been allocated based on the estimated fair values of the individual assets acquired and liabilities assumed at the date of the acquisition.

The final purchase price allocation was as follows (in thousands of dollars):

Cash paid for the Linden Acquisition	$142,500
Fair value of liabilities assumed	22,865
Consideration	165,365
Acquisition date fair value of previously held equity interest	128,000
Total	$293,365

Current assets (a)	$9,513
Property, plant and equipment	134,484
Goodwill	79,208
Intangible assets (b)	70,050
Other long-term assets	110
Purchase price allocation	$293,365
(a) Current assets include a receivable of $7.8 million related to a pre-acquisition insurance claim, for which proceeds were received in 2015.
(b) Intangible assets primarily consist of customer contracts and relationships and are being amortized over 10 years.

5. DISPOSITIONS

Discontinued Operations
Terminal Dispositions. In January 2015, we sold our terminal in Alamogordo, NM with storage capacity of 0.1 million barrels for proceeds of $1.1 million. We classified the associated property, plant and equipment as “Assets held for sale” on the consolidated balance sheet as of December 31, 2014. In 2014, we divested our terminals in Mobile AL, Wilmington, NC and

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Dumfries, VA and our 75% interest in our facility in Mersin, Turkey (the Turkey Sale). We recognized a gain of $3.7 million on the Turkey Sale for the year ended December 31, 2014. We presented the results of operations for those facilities as discontinued operations.

We allocated interest expense of $0.8 million and $1.4 million for the years ended December 31, 2014 and 2013, respectively, to discontinued operations based on the ratio of net assets discontinued to consolidated net assets.

In connection with the decision to dispose of these terminal facilities, we determined that the estimated fair value, less cost to sell, was less than the carrying amount of each disposal group, resulting in an impairment loss of $102.5 million for the year ended December 31, 2013. We recorded the impairment loss in “Loss from discontinued operations, net of tax” on the consolidated statement of income. The impairment loss consisted of the following (in thousands of dollars):

Property, plant and equipment, net	$68,213
Intangible assets, net (customer relationships)	6,856
Goodwill	27,460
Asset impairment loss	$102,529

San Antonio Refinery Disposition. On January 1, 2013, we sold our fuels refinery in San Antonio, Texas (the San Antonio Refinery) and related assets for approximately $117.0 million (the San Antonio Refinery Sale) and recognized a gain of $9.3 million on the sale for the year ended December 31, 2013. We presented the results of operations for the San Antonio Refinery and related assets as discontinued operations.

The following table summarizes the results from discontinued operations:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Revenues	$208	$4,265	$7,758
Income (loss) before income tax expense	$774	$(3,791)	$(106,033)

2014 Asphalt Sale
On February 26, 2014, we sold our remaining 50% ownership interest in NuStar Asphalt LLC to Lindsay Goldberg LLC, a private investment firm (the 2014 Asphalt Sale). Effective February 27, 2014, NuStar Asphalt LLC changed its name to Axeon Specialty Products LLC (Axeon). As a result of the 2014 Asphalt Sale, we ceased applying the equity method of accounting. Therefore, the results of our investment in Axeon were reported in “Equity in earnings (loss) of joint ventures” in the consolidated statements of income through February 25, 2014. Upon completion of the 2014 Asphalt Sale, the parties agreed to: (i) convert the $250.0 million unsecured revolving credit facility provided by us to Axeon (the NuStar JV Facility) from a revolving credit agreement into a $190.0 million term loan (the Axeon Term Loan); (ii) terminate the terminal services agreements with respect to our terminals in Rosario, NM, Catoosa, OK and Houston, TX; (iii) amend the terminal services agreements for our terminals in Baltimore, MD and Jacksonville, FL; and (iv) transfer ownership of both the Wilmington, NC and Dumfries, VA terminals to Axeon. We ceased reporting transactions between us and Axeon as related party transactions in our consolidated financial statements on February 26, 2014. See Note 10 for additional information on the Axeon Term Loan.

6. ALLOWANCE FOR DOUBTFUL ACCOUNTS
The changes in the allowance for doubtful accounts consisted of the following:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Balance as of beginning of year	$7,808	$1,224	$808
Increase in allowance, net	965	7,649	1,039
Accounts charged against the allowance	(300)	(1,065)	(625)
Foreign currency translation	—	—	2
Balance as of end of year	$8,473	$7,808	$1,224

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

7. INVENTORIES
Inventories consisted of the following:

	December 31,
	2015	2014
	(Thousands of Dollars)
Crude oil and refined petroleum products	$30,154	$46,733
Materials and supplies	8,595	8,980
Total	$38,749	$55,713
We purchase crude oil and refined petroleum products for resale. Our refined petroleum products consist of intermediates, gasoline, distillates and other petroleum products. Materials and supplies mainly consist of blending and additive chemicals and maintenance materials used in our pipeline and storage segments.

8. OTHER CURRENT ASSETS
Other current assets consisted of the following:

	December 31,
	2015	2014
	(Thousands of Dollars)
Prepaid expenses	$16,331	$16,140
Derivative assets	11,402	16,362
Other	3,443	3,442
Other current assets	$31,176	$35,944

9. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, at cost, consisted of the following:

	Estimated Useful Lives			December 31,
				2015	2014
	(Years)			(Thousands of Dollars)
Land		-		$140,292	$120,351
Land and leasehold improvements	5	-	40	186,848	160,283
Buildings	15	-	40	137,269	134,857
Pipelines, storage and terminals	20	-	40	4,399,378	3,963,134
Rights-of-way	20	-	40	194,055	160,008
Construction in progress		-		151,318	276,763
Total				5,209,160	4,815,396
Less accumulated depreciation and amortization				(1,525,589)	(1,354,664)
Property, plant and equipment, net				$3,683,571	$3,460,732
Capitalized interest costs added to property, plant and equipment totaled $5.5 million, $5.7 million and $4.5 million for the years ended December 31, 2015, 2014 and 2013, respectively. Depreciation and amortization expense for property, plant and equipment totaled $192.3 million, $177.3 million and $168.8 million for the years ended December 31, 2015, 2014 and 2013, respectively, which includes depreciation expense included in “Income (loss) from discontinued operations, net of tax” on the consolidated statements of income (loss).

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

10. INTANGIBLE ASSETS AND OTHER LONG-TERM ASSETS
Intangible Assets
Intangible assets are recorded at cost and are amortized on a straight-line basis over 10 to 47 years. Intangible assets consisted of the following:

	December 31, 2015		December 31, 2014
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
	(Thousands of Dollars)
Customer relationships	$196,616	$(86,370)	$126,566	$(69,711)
Other	2,359	(594)	2,359	(544)
Total	$198,975	$(86,964)	$128,925	$(70,255)
All of our intangible assets are subject to amortization. Amortization expense for intangible assets was $16.7 million, $12.6 million and $13.8 million for the years ended December 31, 2015, 2014 and 2013, respectively. The estimated aggregate amortization expense is $13.8 million for the each of the years 2016 through 2020.
Other Long-Term Assets, Net
Other long-term assets, net consisted of the following:

	December 31,
	2015	2014
	(Thousands of Dollars)
Axeon Term Loan	$170,352	$169,235
Amount remaining in trust for the Gulf Opportunity Zone revenue bonds (Note 13)	54,822	72,240
Ammonia pipeline linefill and tank heel inventory	35,178	35,686
Deferred financing costs	29,939	32,957
Other	30,043	4,048
Other long-term assets, net	$320,334	$314,166

As of December 31, 2015, the carrying amount of the Axeon Term Loan is $170.4 million, consisting of the following: (i) the outstanding principal amount from the Axeon Term Loan of $190.0 million; (ii) plus the fair value of guarantees of $1.7 million; and (iii) less equity losses from our investment in Axeon of $21.3 million incurred prior to the 2014 Asphalt Sale and after the carrying value of our equity investment in Axeon was reduced to zero. We recognize interest income associated with the Axeon Term Loan ratably over the term of the loan in “Interest income, net” on the consolidated statements of income.

We provide credit support, such as guarantees, letters of credit and cash collateral, as applicable, of up to $150.0 million to Axeon, until February 26, 2016, at which point the amount of credit support will decrease by $25.0 million. Our obligation will continue to decrease until the obligation is terminated no later than September 28, 2019. In the event that we are obligated to perform under any of these guarantees or letters of credit, that amount paid by us will be treated as additional borrowings under the Axeon Term Loan. As a result, we adjust the carrying value of the Axeon Term Loan by the same amount as the liability for the fair value of the guarantees outstanding. As of December 31, 2015, we have provided $36.2 million in letters of credit on behalf of Axeon. Please refer to Note 16 for a discussion of the guarantees.

We review the financial information of Axeon monthly for possible credit loss indicators. Any repayments of the Axeon Term Loan, including those that were scheduled in 2014 and 2015, are subject to Axeon meeting certain restrictive requirements contained in its third-party asset-based revolving credit facility. In 2015 and 2014, Axeon failed to make two scheduled principal payments, increasing the interest rate payable by Axeon until Axeon makes the payments. While the Axeon Term Loan does not provide for any other scheduled payments, Axeon is required to use all of its excess cash, as defined in the Axeon Term Loan, to repay the Axeon Term Loan. The Axeon Term Loan must be repaid in full no later than September 28, 2019.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

11. GOODWILL

Changes in the carrying amount of goodwill by segment were as follows:

	Pipeline	Storage	Fuels Marketing	Total
	(Thousands of Dollars)
Balances as of January 1, 2014 and December 31, 2014:
Goodwill	$306,207	$612,012	$53,255	$971,474
Accumulated impairment losses	—	(331,913)	(22,132)	(354,045)
Net goodwill	306,207	280,099	31,123	617,429

Activity for the year ended December 31, 2015:
Linden Acquisition final purchase price allocation	—	79,208	—	79,208

Balances as of December 31, 2015:
Goodwill	306,207	691,220	53,255	1,050,682
Accumulated impairment losses	—	(331,913)	(22,132)	(354,045)
Net goodwill	$306,207	$359,307	$31,123	$696,637

2013 Goodwill Impairment
In 2013, the estimated fair value of the Statia Terminals reporting unit was less than its carrying value. To determine the amount of goodwill impairment loss, we first considered whether any other assets assigned to the Statia Terminals reporting unit were impaired. The only significant assets of this reporting unit, other than goodwill, consist of property, plant and equipment, which we determined were fully recoverable. The hypothetical fair value allocation for the Statia Terminals reporting unit indicated the estimated fair value of goodwill was $0. As a result, we recognized a $304.5 million goodwill impairment charge in the fourth quarter of 2013, which represented all of the goodwill allocated to the Statia Terminals reporting unit.

The goodwill impairment charge resulted from changes in demand for storage at our St. Eustatius and Point Tupper terminal locations. Increased supply from various shale formations within the U.S. has reduced the need for storage at these locations, which historically functioned as break bulk facilities for light crude moving from foreign sources into the U.S. These changes in crude flow patterns, as well as the backwardation of the forward pricing curve, reduced demand at these terminals. Primarily resulting from those factors, a customer at our St. Eustatius terminal vacated a significant portion of its storage in the fourth quarter of 2013.

12. ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

	December 31,
	2015	2014
	(Thousands of Dollars)
Derivative liabilities	$121	$4,623
Employee wages and benefit costs	31,143	32,349
Unearned income	14,290	10,884
Other	9,640	13,169
Accrued liabilities	$55,194	$61,025

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

13. DEBT
Long-term debt consisted of the following:

				December 31,
	Maturity			2015	2014
				(Thousands of Dollars)
$1.5 billion revolving credit agreement		2019		$882,664	$601,496
4.75% senior notes		2022		250,000	250,000
6.75% senior notes		2021		300,000	300,000
4.80% senior notes		2020		450,000	450,000
7.65% senior notes		2018		350,000	350,000
7.625% subordinated notes		2043		402,500	402,500
Gulf Opportunity Zone revenue bonds	2038	thru	2041	365,440	365,440
Receivables Financing Agreement		2018		53,500	—
Net fair value adjustments and unamortized discounts		N/A		25,245	30,016
Total long-term debt				$3,079,349	$2,749,452
The long-term debt repayments are due as follows (in thousands):

2016 - 2017	$—
2018	403,500
2019	882,664
2020	450,000
Thereafter	1,317,940
Total repayments	3,054,104
Net fair value adjustments and unamortized discounts	25,245
Total long-term debt	$3,079,349
Interest payments totaled $138.9 million, $135.0 million and $118.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Revolving Credit Agreement
NuStar Logistics is party to a $1.5 billion five-year revolving credit agreement (the Revolving Credit Agreement), which matures on October 29, 2019. The Revolving Credit Agreement includes an option allowing NuStar Logistics to request an aggregate increase in the commitments from the lenders of up to $250.0 million (after which increase the aggregate commitment from all lenders shall not exceed $1.75 billion). The Revolving Credit Agreement also includes the ability to borrow up to the equivalent of $250.0 million in Euros and up to the equivalent of $250.0 million in British Pounds Sterling. Obligations under the Revolving Credit Agreement are guaranteed by NuStar Energy and NuPOP.
The Revolving Credit Agreement bears interest, at our option, based on an alternative base rate, a LIBOR-based rate or a EURIBOR-based rate. The interest rate on the Revolving Credit Agreement is subject to adjustment if our debt rating is downgraded (or upgraded) by certain credit rating agencies. As of December 31, 2015, our weighted-average interest rate was 2.1%. During the year ended December 31, 2015, the weighted-average interest rate related to borrowings under the Revolving Credit Agreement was 2.0%.
The Revolving Credit Agreement contains customary restrictive covenants, such as limitations on indebtedness, liens, mergers, asset transfers and certain investing activities. In addition, the Revolving Credit Agreement requires us to maintain, as of the end of each rolling period of four consecutive fiscal quarters, a consolidated debt coverage ratio (consolidated debt to consolidated EBITDA, each as defined in the Revolving Credit Agreement) not to exceed 5.00-to-1.00. If we consummate an acquisition for an aggregate net consideration of at least $50.0 million, the maximum consolidated debt coverage ratio will increase to 5.50-to-1.00 for two rolling periods. The requirement not to exceed a maximum consolidated debt coverage ratio may limit the amount we can borrow under the Revolving Credit Agreement to an amount less than the total amount available for borrowing. As of December 31, 2015, our consolidated debt coverage ratio was 4.5x, and we had $587.3 million available for borrowing.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Letters of credit issued under our Revolving Credit Agreement totaled $30.1 million as of December 31, 2015. Letters of credit are limited to $750.0 million (including up to the equivalent of $25.0 million in Euros and up to the equivalent of $25.0 million in British Pounds Sterling) and also may restrict the amount we can borrow under the Revolving Credit Agreement.
Notes
NuStar Logistics Senior Notes. Interest is payable semi-annually in arrears for the $250.0 million of 4.75% senior notes, $300.0 million of 6.75% senior notes, $450.0 million of 4.80% senior notes and $350.0 million of 7.65% senior notes (collectively, the NuStar Logistics Senior Notes). The interest rate payable on the 7.65% senior notes is subject to adjustment if our debt rating is downgraded (or upgraded) by certain credit rating agencies and is at 8.2% as of December 31, 2015. The NuStar Logistics Senior Notes do not have sinking fund requirements. These notes rank equally with existing senior unsecured indebtedness of NuStar Logistics and contain restrictions on NuStar Logistics’ ability to incur additional secured indebtedness unless the same security is also provided for the benefit of holders of the NuStar Logistics Senior Notes. In addition, the NuStar Logistics Senior Notes limit NuStar Logistics’ ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions. At the option of NuStar Logistics, the NuStar Logistics Senior Notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The NuStar Logistics Senior Notes are fully and unconditionally guaranteed by NuStar Energy and NuPOP.
NuStar Logistics 7.625% Fixed-to-Floating Rate Subordinated Notes. NuStar Logistics’ $402.5 million of 7.625% fixed-to-floating rate subordinated notes are due January 15, 2043 (the Subordinated Notes). The Subordinated Notes are fully and unconditionally guaranteed on an unsecured and subordinated basis by NuStar Energy and NuPOP. The Subordinated Notes bear interest at a fixed annual rate of 7.625%, payable quarterly in arrears beginning on April 15, 2013 and ending on January 15, 2018. Thereafter, the Subordinated Notes will bear interest at an annual rate equal to the sum of the three-month LIBOR rate for the related quarterly interest period, plus 6.734% payable quarterly, commencing April 15, 2018, unless payment is deferred in accordance with the terms of the notes. NuStar Logistics may elect to defer interest payments on the Subordinated Notes on one or more occasions for up to five consecutive years. Deferred interest will accumulate additional interest at a rate equal to the interest rate then applicable to the Subordinated Notes until paid. If NuStar Logistics elects to defer interest payments, NuStar Energy cannot declare or make cash distributions to its unitholders during the period that interest payments are deferred.
The Subordinated Notes do not have sinking fund requirements and are subordinated to existing senior unsecured indebtedness of NuStar Logistics and NuPOP. The Subordinated Notes do not contain restrictions on NuStar Logistics’ ability to incur additional indebtedness, including debt that ranks senior in priority of payment to the notes. In addition, the Subordinated Notes do not limit NuStar Logistics’ ability to incur indebtedness secured by liens or to engage in certain sale-leaseback transactions. At the option of NuStar Logistics, the Subordinated Notes may be redeemed in whole or in part at any time at a redemption price, which may include a make-whole premium, plus accrued and unpaid interest to the redemption date.
Gulf Opportunity Zone Revenue Bonds
In 2008, 2010 and 2011, the Parish of St. James, where our St. James, Louisiana, terminal is located, issued Revenue Bonds Series 2008, Series 2010, Series 2010A, Series 2010B and Series 2011 associated with our St. James terminal expansion pursuant to the Gulf Opportunity Zone Act of 2005 (collectively, the Gulf Opportunity Zone Revenue Bonds). The interest rates on these bonds are based on a weekly tax-exempt bond market interest rate, and interest is paid monthly. Following the issuance, the proceeds were deposited with a trustee and are disbursed to us upon our request for reimbursement of expenditures related to our St. James terminal expansion. We include the amount remaining in trust in “Other long-term assets, net,” and we include the amount of bonds issued in “Long-term debt” in our consolidated balance sheets. For the years ended December 31, 2015 and 2014, the amount received from the trustee totaled $17.5 million and $11.9 million, respectively.
NuStar Logistics is solely obligated to service the principal and interest payments associated with the Gulf Opportunity Zone Revenue Bonds. Letters of credit were issued by various individual banks on our behalf to guarantee the payment of interest and principal on the bonds. All letters of credit rank equally with existing senior unsecured indebtedness of NuStar Logistics. Obligations under the letters of credit issued are guaranteed by NuStar Energy and NuPOP. The letters of credit issued by individual banks do not restrict the amount we can borrow under the Revolving Credit Agreement.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table summarizes the Gulf Opportunity Zone Revenue Bonds outstanding as of December 31, 2015:

Date Issued	Maturity Date	Amount Outstanding	Amount of Letter of Credit	Amount Received from Trustee	Amount Remaining in Trust	Average Annual Interest Rate
		(Thousands of Dollars)
June 26, 2008	June 1, 2038	$55,440	$56,169	$55,440	$—	0.1%
July 15, 2010	July 1, 2040	100,000	101,315	100,000	—	0.1%
October 7, 2010	October 1, 2040	50,000	50,658	43,441	6,806	0.1%
December 29, 2010	December 1, 2040	85,000	86,118	37,528	48,016	0.1%
August 29, 2011	August 1, 2041	75,000	75,986	75,000	—	0.1%
	Total	$365,440	$370,246	$311,409	$54,822

Receivables Financing Agreement
NuStar Energy and NuStar Finance LLC (NuStar Finance), a special purpose entity and wholly owned subsidiary of NuStar Logistics, are parties to a $125.0 million receivables financing agreement with third-party lenders (the Receivables Financing Agreement) and agreements with certain of NuStar Energy’s wholly owned subsidiaries (collectively with the Receivables Financing Agreement, the Securitization Program). Under the Securitization Program, certain of NuStar Energy’s wholly owned subsidiaries, NuStar Logistics, NuPOP, NuStar Energy Services, Inc. and NuStar Supply & Trading LLC (collectively, the Originators), sell their accounts receivable to NuStar Finance on an ongoing basis, and NuStar Finance provides the newly acquired accounts receivable as collateral for its revolving borrowings under the Receivables Financing Agreement. NuStar Energy provides a performance guarantee in connection with the Securitization Program. The maximum amount available for borrowing by NuStar Finance under the Receivables Financing Agreement is $125.0 million, with an option for NuStar Finance to request an increase of up to $75.0 million from the lenders (for aggregate total borrowings not to exceed $200.0 million). The amount available for borrowing is based on the availability of eligible receivables and other customary factors and conditions. The Securitization Program contains various customary affirmative and negative covenants and default, indemnification and termination provisions, and the Receivables Financing Agreement provides for acceleration of amounts owed upon the occurrence of certain specified events.

Borrowings by NuStar Finance under the Receivables Financing Agreement bear interest at either the applicable commercial paper rate or the applicable bank rate, each as defined under the Receivables Financing Agreement. The Securitization Program has an initial termination date of June 15, 2018, with the option to renew for additional 364-day periods thereafter. As of December 31, 2015, $97.9 million of our accounts receivable are included in the Securitization Program. The weighted average interest rate related to outstanding borrowings under the Securitization Program during the year ended December 31, 2015 was 1.1%.

NuStar Finance’s sole business consists of purchasing such receivables and providing them as collateral under the Securitization Program. NuStar Finance is a separate legal entity and the assets of NuStar Finance, including these accounts receivable, are not available to satisfy the claims of creditors of NuStar Energy, the Originators or their affiliates.

Short-Term Lines of Credit
NuStar Logistics is party to two short-term line of credit agreements with an aggregate uncommitted borrowing capacity of up to $105.0 million, which allow us to better manage fluctuations in our daily cash requirements and minimize our excess cash balances. The interest rate and maturity vary and are determined at the time of borrowing. We had $84.0 million outstanding under these lines of credit as of December 31, 2015. Obligations under these short-term line of credit agreements are guaranteed by NuStar Energy. As of December 31, 2015 and 2014, the weighted-average interest rates related to outstanding borrowings under our short-term lines of credit were 1.9% and 1.8%, respectively.

14. HEALTH, SAFETY AND ENVIRONMENTAL MATTERS
Our operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management and pollution prevention measures, among others. Our operations are also subject to extensive federal, state and local health and safety laws and regulations, including those relating to worker and pipeline safety, pipeline integrity and operator qualifications. The principal environmental and safety risks associated with our operations relate to unauthorized or unpermitted emissions into the air, unauthorized releases into soil, surface water or groundwater, and personal injury and property damage. Compliance with these environmental, health and

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

safety laws, regulations and related permits increases our capital expenditures and our overall cost of business, and violations of these laws, regulations or permits can result in significant civil and criminal liabilities, injunctions or other penalties.
Most of our pipelines are subject to federal regulation by one or more of the following governmental agencies: the Federal Energy Regulatory Commission (the FERC), the Surface Transportation Board (the STB), the Department of Transportation (DOT), the Environmental Protection Agency (EPA) and Homeland Security. Additionally, the operations and integrity of the pipelines are subject to the respective state jurisdictions along the route of the systems.
We have adopted policies, practices and procedures including in the areas of pollution control, pipeline integrity, operator qualifications, public relations and education, process safety management, risk management planning, hazard communication, emergency response planning, community right-to-know, occupational health and the handling, storage, use and disposal of hazardous materials, that are designed to comply with applicable federal, state and local regulations and to prevent material environmental or other damage, to ensure the safety of our pipelines, our employees, the public and the environment and to limit the financial liability that could result from such events. Future governmental action and regulatory initiatives could result in changes to expected operating permits and procedures, additional remedial actions or increased capital expenditures and operating costs that cannot be assessed with certainty at this time. In addition, contamination resulting from spills of petroleum and other products occurs within the industry. Risks of additional costs and liabilities are inherent within the industry, and there can be no assurances that significant costs and liabilities will not be incurred in the future.
Environmental and safety exposures and liabilities are difficult to assess and estimate due to unknown factors such as the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental and safety laws and regulations may change in the future. Although environmental and safety costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.
The balance of and changes in the accruals for environmental matters were as follows:

	Year Ended December 31,
	2015	2014
	(Thousands of Dollars)
Balance as of the beginning of year	$6,598	$6,233
Additions to accrual	3,685	3,292
Payments	(2,574)	(2,878)
Foreign currency translation	(42)	(49)
Balance as of the end of year	$7,667	$6,598

Accruals for environmental matters are included in the consolidated balance sheets as follows:

	December 31,
	2015	2014
	(Thousands of Dollars)
Accrued liabilities	$4,350	$3,518
Other long-term liabilities	3,317	3,080
Accruals for environmental matters	$7,667	$6,598

15. COMMITMENTS AND CONTINGENCIES
Contingencies
We have contingent liabilities resulting from various litigation, claims and commitments. We record accruals for loss contingencies when losses are considered probable and can be reasonably estimated. Legal fees associated with defending the Partnership in legal matters are expensed as incurred. As of December 31, 2015, we have accrued $4.8 million for contingent losses. The amount that will ultimately be paid related to these matters may differ from the recorded accruals, and the timing of such payments is uncertain. In addition, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our results of operations, financial position or liquidity.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Commitments
Future minimum rental payments applicable to all noncancellable operating leases and purchase obligations as of December 31, 2015 are as follows:

	Payments Due by Period
	2016	2017	2018	2019	2020	There- after	Total
	(Thousands of Dollars)
Operating leases	$31,969	$27,919	$25,175	$18,522	$6,991	$65,258	$175,834
Purchase obligations	6,920	3,673	2,286	1,441	9	—	14,329
Rental expense for all operating leases totaled $39.7 million, $46.1 million and $52.9 million for the years ended December 31, 2015, 2014 and 2013, respectively. Our operating leases consist primarily of the following:

•	a ten-year lease for tugs and barges utilized at our St. Eustatius facility for bunker fuel sales, with two five-year renewal options; and

•	land leases at various terminal facilities, with original terms ranging from 10 to 100 years.

16. FAIR VALUE MEASUREMENTS
We segregate the inputs used in measuring fair value into three levels: Level 1, defined as observable inputs such as quoted prices for identical assets or liabilities in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in markets that are not active; and Level 3, defined as unobservable inputs for which little or no market data exists. We consider counterparty credit risk and our own credit risk in the determination of all estimated fair values.
Recurring Fair Value Measurements
The following assets and liabilities are measured at fair value on a recurring basis:

	December 31, 2015
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Assets:
Other current assets:
Product imbalances	$179	$—	$—	$179
Commodity derivatives	11,325	77	—	11,402
Other long-term assets, net:
Interest rate swaps	—	2,755	—	2,755
Total	$11,504	$2,832	$—	$14,336
Liabilities:
Accrued liabilities:
Product imbalances	$(419)	$—	$—	$(419)
Commodity derivatives	—	(120)	—	(120)
Other long-term liabilities:
Guarantee liability	—	—	(1,697)	(1,697)
Interest rate swaps	—	(1,452)	—	(1,452)
Total	$(419)	$(1,572)	$(1,697)	$(3,688)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Assets:
Other current assets:
Product imbalances	$117	$—	$—	$117
Commodity derivatives	11,009	5,353	—	16,362
Total	$11,126	$5,353	$—	$16,479
Liabilities:
Accrued liabilities:
Product imbalances	$(1,388)	$—	$—	$(1,388)
Commodity derivatives	—	(4,623)	—	(4,623)
Other long-term liabilities:
Guarantee liability	—	—	(580)	(580)
Total	$(1,388)	$(4,623)	$(580)	$(6,591)
Product Imbalances. We value our assets and liabilities related to product imbalances using quoted market prices in active markets as of the reporting date. Therefore, we include these product imbalances in Level 1 of the fair value hierarchy.
Interest Rate Swaps. We estimate the fair value of our forward-starting interest rate swaps using discounted cash flows, which use observable inputs such as time to maturity and market interest rates. Therefore, we include these interest rate swaps in Level 2 of the fair value hierarchy.
Commodity Derivatives. We base the fair value of certain of our commodity derivative instruments on quoted prices on an exchange; accordingly, we include these in Level 1 of the fair value hierarchy. We also have derivative instruments for which we determine fair value using industry pricing services and other observable inputs, such as quoted prices on an exchange for similar derivative instruments. Therefore, we include these derivative instruments in Level 2 of the fair value hierarchy. See Note 17 for a discussion of our derivative instruments.

Guarantees. As of December 31, 2015 and 2014, we recorded a liability of $1.7 million and $0.6 million, respectively, representing the fair value of guarantees we have issued on behalf of Axeon. We estimated the fair value considering the probability of default by Axeon and an estimate of the amount we would be obligated to pay under the guarantees at the time of default. We calculated the fair value based on the guarantees outstanding as of December 31, 2015 and 2014, totaling $71.9 million and $25.3 million, respectively, plus two guarantees that do not specify a maximum amount. We provide guarantees for commodity purchases, lease obligations and certain utilities for Axeon. A majority of these guarantees have no expiration date. Our estimate of the fair value is based on significant inputs not observable in the market and thus falls within Level 3 of the fair value hierarchy.

The following table summarizes the activity in our Level 3 liabilities:

Year Ended December 31, 2015
(Thousands of Dollars)
Beginning balance	$580
Adjustment to guarantee liability	1,117
Ending balance	$1,697

Fair Value of Financial Instruments
We recognize cash equivalents, receivables, note receivables, payables and debt in our consolidated balance sheets at their carrying amounts. The fair values of these financial instruments, except for the Axeon Term Loan and long-term debt, approximate their carrying amounts.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The estimated fair values and carrying amounts of the long-term debt and the Axeon Term Loan were as follows:

	December 31, 2015		December 31, 2014
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
	(Thousands of Dollars)
Long-term debt	$2,929,438	$3,079,349	$2,764,242	$2,749,452
Axeon Term Loan	$172,123	$170,352	$164,386	$169,235

We estimated the fair value of our publicly-traded senior notes based upon quoted prices in active markets; therefore, we determined the fair value of our publicly-traded senior notes falls in Level 1 of the fair value hierarchy. For our other debt, for which a quoted market price is not available, we estimated the fair value using a discounted cash flow analysis using current incremental borrowing rates for similar types of borrowing arrangements and determined the fair value falls in Level 2 of the fair value hierarchy.

We estimated the fair value of the Axeon Term Loan using discounted cash flows, which use observable inputs such as time to maturity and market interest rates, and determined the fair value falls in Level 2 of the fair value hierarchy. The carrying value of the Axeon Term Loan is included in “Other long-term assets, net” on the consolidated balance sheets.

17. DERIVATIVES AND RISK MANAGEMENT ACTIVITIES
We utilize various derivative instruments to manage our exposure to interest rate risk and commodity price risk. Our risk management policies and procedures are designed to monitor interest rates, futures and swap positions and over-the-counter positions, as well as physical volumes, grades, locations and delivery schedules, to help ensure that our hedging activities address our market risks. Our risk management committee oversees our trading controls and procedures and certain aspects of commodity and trading risk management. Our risk management committee also reviews all new commodity and trading risk management strategies in accordance with our risk management policy, as approved by our board of directors.

Interest Rate Risk
We are a party to certain interest rate swap agreements to manage our exposure to changes in interest rates. During the year ended December 31, 2015, we entered into forward-starting interest rate swap agreements with an aggregate notional amount of $600.0 million. Under the terms of the swaps, we pay a fixed rate and receive a rate based on three month USD LIBOR. We entered into these swaps in order to hedge the risk of changes in the interest payments attributable to changes in the benchmark interest rate during the period from the effective date of the swap to the issuance of the forecasted debt. These swaps qualified, and we designated them, as cash flow hedges of future interest payments associated with forecasted debt issuances in 2018 and 2020. We record the effective portion of mark-to-market adjustments as a component of “Accumulated other comprehensive income” (AOCI), and the amount in AOCI will be recognized in “Interest expense, net” as the forecasted interest payments occur or if the interest payments are probable not to occur.

In 2013, in connection with the maturity of the 6.05% senior notes due March 15, 2013 and 5.875% senior notes due June 1, 2013, we terminated forward-starting interest rate swap agreements with an aggregate notional amount of $275.0 million. We paid $33.7 million in connection with the terminations, which we reclassify from “Accumulated other comprehensive loss” into “Interest expense, net” as the interest payments occur or if the interest payments are probable not to occur. During the second quarter of 2013, we determined that one forecasted interest payment was probable not to occur, and we reclassified $2.0 million from “Accumulated other comprehensive loss” to “Interest expense, net.” The termination payments are included in cash flows from financing activities on the consolidated statements of cash flows. We had no forward-starting interest rate swaps as of December 31, 2014.

As of December 31, 2015, the remaining fair value amount associated with unwound fixed-to-floating interest rate swap agreements totaled $26.3 million gain and is included in “Long-term debt” on the consolidated balance sheets. The remaining fair value amount associated with unwound forward-starting interest rate swap agreements totaled $29.3 million loss as of December 31, 2015 and is included in AOCI on the consolidated balance sheets. These amounts are amortized ratably over the remaining life of the related debt instrument into “Interest expense, net” on the consolidated statements of income.

Commodity Price Risk
We are exposed to market risks related to the volatility of crude oil and refined product prices. In order to reduce the risk of commodity price fluctuations with respect to our crude oil and refined product inventories and related firm commitments to purchase and/or sell such inventories, we utilize commodity futures and swap contracts, which qualify and we designate as fair

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

value hedges. Derivatives that are intended to hedge our commodity price risk, but fail to qualify as fair value or cash flow hedges, are considered economic hedges, and we record associated gains and losses in net income.
The volume of commodity contracts is based on open derivative positions and represents the combined volume of our long and short open positions on an absolute basis, which totaled 8.0 million barrels and 4.7 million barrels as of December 31, 2015 and 2014, respectively.
The fair values of our derivative instruments included in our consolidated balance sheets were as follows:

		Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31,
		2015	2014	2015	2014
		(Thousands of Dollars)
Derivatives Designated as Hedging Instruments:
Commodity contracts	Other current assets	$1,937	$5,609	$(23)	$—
Interest rate swaps	Other long-term assets, net	2,755	—	—	—
Interest rate swaps	Other long-term liabilities	—	—	(1,452)	—
Total		4,692	5,609	(1,475)	—

Derivatives Not Designated as Hedging Instruments:
Commodity contracts	Other current assets	34,016	38,704	(24,528)	(27,951)
Commodity contracts	Accrued liabilities	117	13,081	(237)	(17,704)
Total		34,133	51,785	(24,765)	(45,655)

Total Derivatives		$38,825	$57,394	$(26,240)	$(45,655)

Certain of our derivative instruments are eligible for offset in the consolidated balance sheets and subject to master netting arrangements. Under our master netting arrangements, there is a legally enforceable right to offset amounts, and we intend to settle such amounts on a net basis. The following are the net amounts presented on the consolidated balance sheets:

	December 31,
Commodity Contracts	2015	2014
	(Thousands of Dollars)
Net amounts of assets presented in the consolidated balance sheets	$11,402	$16,362
Net amounts of liabilities presented in the consolidated balance sheets	$(120)	$(4,623)

The earnings impact of our commodity contracts, for which gains and/or losses are recognized in "Cost of product sales" on the consolidated income statements, was as follows:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Derivatives Designated as Fair Value Hedging Instruments:
Gain (loss) recognized in income on derivative	$21,589	$21,951	$3,964
Gain (loss) recognized in income on hedged item	(18,047)	(21,587)	(6,327)
Gain (loss) recognized in income for ineffective portion	3,542	364	(2,363)

Derivatives Not Designated as Hedging Instruments:
Gain (loss) recognized in income on derivative	$2,208	$18,407	$(5,323)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The earnings impact of our interest rate swaps was as follows:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Derivatives Designated as Cash Flow Hedging Instruments:
Gain (loss) recognized in other comprehensive income on derivative (effective portion)	$1,303	$—	$7,213
Gain (loss) reclassified from AOCI into interest expense, net (effective portion) (a)	(9,802)	(10,663)	(7,570)

(a)	As of December 31, 2015, we expect to reclassify a loss of $8.3 million to "Interest expense, net" within the next twelve months associated with unwound forward-starting interest rate swaps.

18. RELATED PARTY TRANSACTIONS
We had a payable to related party of $14.8 million and $15.1 million as of December 31, 2015 and 2014, respectively, mainly representing payroll, employee benefit plan expenses and unit-based compensation. We also had a long-term payable to related party as of December 31, 2015 and 2014 of $32.1 million and $33.5 million, respectively, representing long-term employee benefits. The following table summarizes information pertaining to related party transactions:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Revenues	$—	$929	$14,897
Operating expenses	$135,565	$125,736	$122,677
General and administrative expenses	$66,769	$66,910	$58,602
Interest income	$—	$1,055	$6,113
Revenues included in discontinued operations, net of tax	$—	$528	$3,720
Expenses included in discontinued operations, net of tax	$2	$1,680	$6,051
NuStar GP, LLC
Our operations are managed by NuStar GP, LLC, the general partner of our general partner. Under a services agreement between NuStar Energy and NuStar GP, LLC, employees of NuStar GP, LLC perform services for our U.S. operations. Certain of our wholly owned subsidiaries employ persons who perform services for our international operations.
GP Services Agreement. NuStar Energy and NuStar GP, LLC entered into a services agreement effective January 1, 2008 (the GP Services Agreement). The GP Services Agreement provides that NuStar GP, LLC will furnish administrative and certain operating services necessary to conduct the business of NuStar Energy. All employees providing services to both NuStar GP Holdings and NuStar Energy are employed by NuStar GP, LLC; therefore, NuStar Energy reimburses NuStar GP, LLC for all employee costs, other than the expenses allocated to NuStar GP Holdings (the Holdco Administrative Services Expense). The GP Services Agreement renews automatically every two years unless terminated by either party.
Non-Compete Agreement. On July 19, 2006, we entered into a non-compete agreement with NuStar GP Holdings, Riverwalk Logistics, L.P. and NuStar GP, LLC (the Non-Compete Agreement). The Non-Compete Agreement became effective on December 22, 2006 when NuStar GP Holdings ceased to be subject to the Amended and Restated Omnibus Agreement, dated March 31, 2006. Under the Non-Compete Agreement, we will have a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. NuStar GP Holdings will have a right of first refusal with respect to the potential acquisition of general partner and other equity interests in publicly traded partnerships under common ownership with the general partner interest. With respect to any other business opportunities, neither the Partnership nor NuStar GP Holdings are prohibited from engaging in any business, even if the Partnership and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.
Please refer to Note 28 for a discussion of the employee transfer from NuStar GP, LLC.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Axeon
As a result of the 2014 Asphalt Sale, we ceased reporting transactions between us and Axeon as related party transactions in our consolidated financial statements on February 26, 2014.
Terminal Service Agreements. We were a party to four terminal service agreements with Axeon for our terminals in Wilmington, NC, Rosario, NM, Catoosa, OK and Houston, TX. Pursuant to the terms of the agreements, we provided aggregate storage capacity of 0.8 million barrels and blending services to Axeon for a service charge of $1.5 million per year. In addition, we had terminal service agreements with Axeon for our terminals in Jacksonville, FL, Dumfries, VA, and Baltimore, MD. Pursuant to the terms of the agreements, we provided aggregate storage capacity of approximately 0.6 million barrels to Axeon for a storage charge of approximately $6.3 million per year, plus applicable throughput and handling fees. As a result of the 2014 Asphalt Sale, these terminal service agreements were either amended or terminated.
Crude Oil Supply Agreement. We were a party to a crude oil supply agreement with Axeon (the Axeon Crude Oil Supply Agreement) that committed Axeon to purchase from us a minimum number of barrels of crude oil in a given year. The Axeon Crude Oil Supply Agreement terminated effective January 1, 2014.
Services Agreement. NuStar GP, LLC and Axeon were a party to a services agreement, which provided that NuStar GP, LLC would furnish certain administrative and other operating services necessary to conduct the business of Axeon for an annual fee totaling $10.0 million, subject to adjustment (the Axeon Services Agreement). The Axeon Services Agreement terminated on June 30, 2014.

19. EMPLOYEE BENEFIT PLANS AND LONG-TERM INCENTIVE PLANS
Employee Benefit Plans
We rely on employees of NuStar GP, LLC to provide the necessary services to conduct our U.S. operations. NuStar GP, LLC sponsors various employee benefit plans.
The NuStar Pension Plan (the Pension Plan) is a qualified non-contributory defined benefit pension plan that provides eligible employees with retirement income as calculated under a cash balance formula. Under the cash balance formula, benefits are based on age, service and interest credits, and employees become fully vested in their benefits upon attaining three years of vesting service. Prior to January 1, 2014, eligible employees were covered under either a cash balance formula or a final average pay formula (FAP). Effective January 1, 2014, the Pension Plan was amended to freeze the FAP benefits as of December 31, 2013, and going forward, all eligible employees are covered under the cash balance formula discussed above.
NuStar GP, LLC also maintains an excess pension plan (the Excess Pension Plan) which is a nonqualified deferred compensation plan that provides benefits to a select group of management or other highly compensated employees of NuStar GP, LLC. The supplemental executive retirement plan has no participants following final payouts in 2014.
The NuStar Thrift Plan (the Thrift Plan) is a qualified defined contribution plan that became effective June 26, 2006. Participation in the Thrift Plan is voluntary and is open to substantially all NuStar GP, LLC employees upon their date of hire. Thrift Plan participants can contribute from 1% up to 30% of their total annual compensation to the Thrift Plan in the form of pre-tax and/or after tax employee contributions. NuStar GP, LLC makes matching contributions in an amount equal to 100% of each participant’s employee contributions up to a maximum of 6% of the participant’s total annual compensation.

NuStar GP, LLC also maintains an excess thrift plan (the Excess Thrift Plan) that became effective July 1, 2006. The Excess Thrift Plan is a nonqualified deferred compensation plan that provides benefits to those employees of NuStar GP, LLC whose compensation and/or annual contributions under the Thrift Plan are subject to the limitations applicable to qualified retirement plans under the Code.
Neither the Excess Thrift Plan nor the Excess Pension Plan is intended to constitute either a qualified plan under the provisions of Section 401 of the Code or a funded plan subject to the Employee Retirement Income Security Act.
NuStar GP, LLC also sponsors a contributory medical benefits plan for employees that retired prior to April 1, 2014. For employees that retire on or after April 1, 2014, NuStar GP, LLC provides partial reimbursement for eligible third-party health care premiums.
We also maintain several other defined contribution plans for certain international employees located in Canada, the Netherlands and the United Kingdom. For the years ended December 31, 2015, 2014 and 2013, our costs for these plans totaled $2.6 million, $2.7 million and $2.5 million, respectively.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Long-Term Incentive Plans
As of December 31, 2015, NuStar GP, LLC sponsored the following:

•
The Fourth Amended and Restated 2000 Long-Term Incentive Plan (the 2000 LTIP), under which NuStar GP, LLC may award up to 3,250,000 NS common units. Awards under the 2000 LTIP can include NS unit options, restricted units, performance awards, distribution equivalent rights (DER) and contractual rights to receive common units. As of December 31, 2015, NS common units that remained available to be awarded totaled 1,260,634 under the 2000 LTIP.

•
The 2006 Long-Term Incentive Plan (the 2006 LTIP) under which NuStar GP Holdings may award up to 2,000,000 NSH units to employees, consultants and directors of NuStar GP Holdings and its affiliates, including us. Awards under the 2006 LTIP can include NSH unit options, performance awards, DER, restricted units, phantom units, unit grants and unit appreciation rights. As of December 31, 2015, a total of 1,492,327 NSH units remained available to be awarded under the 2006 LTIP.

The 2003 Employee Unit Incentive Plan (the UIP), under which NuStar GP, LLC awarded NS common units to employees of NuStar GP, LLC or its affiliates, terminated on June 16, 2013.

The number of awards granted under the above-noted plans were as follows:

		Year Ended December 31,
	Vesting	2015	2014	2013
2000 LTIP:
Performance awards	(a)	29,633	28,841	38,786
Restricted units (b)	1/5 per year	250,563	208,714	269,182
Restricted units (grants to non-employee directors of NuStar GP, LLC)	1/3 per year	7,553	7,009	8,904
2006 LTIP:
Restricted units	1/5 per year	26,240	16,895	18,620
Restricted units (grants to non-employee directors of NuStar GP Holdings) (c)	1/3 per year	12,814	8,911	13,183

(a)	Performance awards vest 1/3 per year if certain performance measures are met, as defined in the award terms.

(b)
The 2000 LTIP restricted unit grants include 2,835, 2,844 and 3,882 restricted unit awards granted to certain international employees for the years ended December 31, 2015, 2014 and 2013 respectively, that vest 1/3 per year, as defined in the award terms.

(c)	We do not reimburse NuStar GP, LLC for compensation expense relating to these awards.
Our share of compensation expense related to the benefit plans and long-term incentive plans sponsored by NuStar GP, LLC described above is as follows:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Benefit plans	$13,215	$11,385	$27,741
Long-term incentive plans	$6,397	$10,934	$7,369
Please refer to Note 28 for a discussion of the employee transfer from NuStar GP, LLC.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

20. OTHER INCOME
Other income consisted of the following:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Gain associated with Linden Acquisition	$56,277	$—	$—
Foreign exchange gains	3,891	2,057	7,707
Gain from sale or disposition of assets	1,617	642	(524)
Other, net	37	1,800	158
Other income, net	$61,822	$4,499	$7,341

21. PARTNERS’ EQUITY
Accumulated Other Comprehensive Income (Loss)
The balance of and changes in the components included in “Accumulated other comprehensive income (loss)” were as follows:

	Foreign Currency Translation	Cash Flow Hedges	Total
	(Thousands of Dollars)
Balance as of January 1, 2013	$5,654	$(64,519)	$(58,865)
Other comprehensive (loss) income before reclassifications	(19,312)	7,213	(12,099)
Net loss reclassified into interest expense, net	—	7,570	7,570
Other comprehensive (loss) income	(19,312)	14,783	(4,529)
Balance as of December 31, 2013	(13,658)	(49,736)	(63,394)
Other comprehensive loss before reclassifications	(15,181)	—	(15,181)
Net loss reclassified into interest expense, net	—	10,663	10,663
Other comprehensive (loss) income	(15,181)	10,663	(4,518)
Balance as of December 31, 2014	(28,839)	(39,073)	(67,912)
Other comprehensive (loss) income before reclassifications	(31,987)	1,303	(30,684)
Net loss reclassified into interest expense, net	—	9,802	9,802
Other comprehensive (loss) income	(31,987)	11,105	(20,882)
Balance as of December 31, 2015	$(60,826)	$(27,968)	$(88,794)
Allocations of Net Income
General Partner. Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders and general partner will receive. The partnership agreement also contains provisions for the allocation of net income and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests. Normal allocations according to percentage interests are made after giving effect to priority income allocations, if any, in an amount equal to incentive cash distributions allocated 100% to the general partner.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table details the calculation of net income applicable to the general partner:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Net income (loss) attributable to NuStar Energy L.P.	$306,720	$210,773	$(273,770)
Less general partner incentive distribution	43,220	43,220	43,220
Net income (loss) after general partner incentive distribution	263,500	167,553	(316,990)
General partner interest	2%	2%	2%
General partner allocation of net income (loss) after general partner incentive distribution	5,270	3,352	(6,338)
General partner incentive distribution	43,220	43,220	43,220
Net income applicable to general partner	$48,490	$46,572	$36,882

Cash Distributions
We make quarterly distributions of 100% of our available cash, generally defined as cash receipts less cash disbursements and cash reserves established by the general partner, in its sole discretion. These quarterly distributions are declared and paid within 45 days subsequent to each quarter-end. The limited partner unitholders are entitled to receive a minimum quarterly distribution of $0.60 per unit each quarter ($2.40 annualized). Our cash is first distributed 98% to the limited partners and 2% to the general partner until the amount distributed to our unitholders is equal to the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution for any prior quarter. Cash in excess of the minimum quarterly distributions is distributed to our unitholders and our general partner based on the percentages shown below.
Our general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds specified target levels shown below:

	Percentage of Distribution
Quarterly Distribution Amount per Unit	Unitholders	General Partner
Up to $0.60	98%	2%
Above $0.60 up to $0.66	90%	10%
Above $0.66	75%	25%

The following table reflects the allocation of total cash distributions to the general and limited partners applicable to the period in which the distributions were earned:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars, Except Per Unit Data)
General partner interest	$7,844	$7,844	$7,844
General partner incentive distribution	43,220	43,220	43,220
Total general partner distribution	51,064	51,064	51,064
Limited partners’ distribution	341,140	341,140	341,140
Total cash distributions	$392,204	$392,204	$392,204

Cash distributions per unit applicable to limited partners	$4.380	$4.380	$4.380

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table summarizes information related to our quarterly cash distributions:

Quarter Ended	Cash Distributions Per Unit	Total Cash Distributions	Record Date	Payment Date
		(Thousands of Dollars)
December 31, 2015 (a)	$1.095	$98,051	February 8, 2016	February 12, 2016
September 30, 2015	$1.095	$98,051	November 9, 2015	November 13, 2015
June 30, 2015	$1.095	$98,051	August 7, 2015	August 13, 2015
March 31, 2015	$1.095	$98,051	May 8, 2015	May 14, 2015

(a)	The distribution was announced on January 29, 2016.

22. NET INCOME (LOSS) PER UNIT
The following table details the calculation of earnings per unit:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars, Except Per Unit Data)
Net income (loss) attributable to NuStar Energy L.P.	$306,720	$210,773	$(273,770)
Less general partner distribution (including incentive distribution rights)	51,064	51,064	51,064
Less limited partner distribution	341,140	341,140	341,140
Distributions greater than earnings	$(85,484)	$(181,431)	$(665,974)

General partner earnings:
Distributions	$51,064	$51,064	$51,064
Allocation of distributions greater than earnings (2%)	(1,710)	(3,630)	(13,318)
Total	$49,354	$47,434	$37,746

Limited partner earnings:
Distributions	$341,140	$341,140	$341,140
Allocation of distributions greater than earnings (98%)	(83,774)	(177,801)	(652,656)
Total	$257,366	$163,339	$(311,516)

Weighted-average limited partner units outstanding	77,886,078	77,886,078	77,886,078

Net income (loss) per unit applicable to limited partners	$3.30	$2.10	$(4.00)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

23. STATEMENTS OF CASH FLOWS
Changes in current assets and current liabilities were as follows:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Decrease (increase) in current assets:
Accounts receivable	$67,257	$72,298	$107,209
Receivable from related parties	—	50,918	58,692
Inventories	16,776	82,075	31,975
Other current assets	4,414	3,785	26,139
Increase (decrease) in current liabilities:
Accounts payable	(32,152)	(153,671)	(96,330)
Payable to related party	(872)	837	6,922
Accrued interest payable	941	303	9,370
Accrued liabilities	(7,834)	22,980	(32,452)
Taxes other than income tax	(1,522)	4,341	(87)
Income tax payable	3,551	(1,448)	1,338
Changes in current assets and current liabilities	$50,559	$82,418	$112,776
The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable consolidated balance sheets due to:

•	current assets and current liabilities acquired and disposed during the period;

•	the change in the amount accrued for capital expenditures; and

•	the effect of foreign currency translation.
Non-cash financing activities for the years ended December 31, 2015 and 2013 mainly consist of changes in the fair values of our interest rate swap agreements.
Cash flows related to interest and income taxes were as follows:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Cash paid for interest, net of amount capitalized	$133,388	$129,377	$113,805
Cash paid for income taxes, net of tax refunds received	$9,971	$6,699	$11,386

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

24. INCOME TAXES
Components of income tax expense related to certain of our continuing operations conducted through separate taxable wholly owned corporate subsidiaries were as follows:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Current:
U.S.	$908	$(182)	$3,098
Foreign	9,820	7,516	9,273
Foreign withholding tax	1,926	—	—
Total current	12,654	7,334	12,371

Deferred:
U.S.	1,022	1,889	1,687
Foreign	(1,464)	1,578	(1,305)
Foreign withholding tax	2,500	—	—
Total deferred	2,058	3,467	382

Total income tax expense	$14,712	$10,801	$12,753
The difference between income tax expense recorded in our consolidated statements of income and income taxes computed by applying the statutory federal income tax rate (35% for all years presented) to income before income tax expense is due to the fact that the majority of our income is not subject to federal income tax due to our status as a limited partnership.
The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows:

	December 31,
	2015	2014
	(Thousands of Dollars)
Deferred income tax assets:
Net operating losses	$33,043	$35,698
Environmental and legal reserves	894	664
Allowance for bad debt	2,698	1,261
Other	1,758	1,827
Total deferred income tax assets	38,393	39,450
Less: Valuation allowance	(13,151)	(14,532)
Net deferred income tax assets	25,242	24,918

Deferred income tax liabilities:
Property, plant and equipment	(44,880)	(47,797)
Foreign withholding tax	(2,314)	—
Total deferred income tax liabilities	(47,194)	(47,797)

Net deferred income tax liability	$(21,952)	$(22,879)

Reported on the consolidated balance sheets as:
Deferred income tax asset	$2,858	$4,429
Deferred income tax liability	(24,810)	(27,308)
Net deferred income tax liability	$(21,952)	$(22,879)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2015, our U.S. and foreign corporate operations have net operating loss carryforwards for tax purposes totaling approximately $83.3 million and $13.1 million, respectively, which are subject to various limitations on use and expire in years 2021 through 2024 for U.S. losses and in years 2016 and 2018 for foreign losses.
As of December 31, 2015 and 2014, we recorded a valuation allowance of $13.2 million and $14.5 million, respectively, related to our deferred tax assets. We estimate the amount of valuation allowance based upon our expectations of taxable income in the various jurisdictions in which we operate and the period over which we can utilize those future deductions. The valuation allowance reflects uncertainties related to our ability to utilize certain net operating loss carryforwards before they expire. In 2015, the valuation allowance decreased $1.1 million for the U.S. net operating loss and decreased $0.2 million for the foreign net operating loss, due to changes in our estimates of the amount of those loss carryforwards that will be realized, based upon future taxable income.
The realization of net deferred income tax assets recorded as of December 31, 2015 is dependent upon our ability to generate future taxable income in the United States. We believe it is more likely than not that the net deferred income tax assets as of December 31, 2015 will be realized, based on expected future taxable income.
Repatriation
Previously all undistributed earnings of our foreign subsidiaries were indefinitely reinvested. In the fourth quarter of 2015, management determined that we would begin to repatriate a portion of undistributed foreign earnings in order to provide greater flexibility to meet cash flow needs. As a result, we recognized a current tax liability of $1.9 million and a deferred tax liability of $2.5 million related to foreign withholding taxes on approximately $90.0 million of undistributed foreign earnings.
St. Eustatius Tax Agreement
On February 22, 2006, we entered into a Tax and Maritime Agreement with the governments of St. Eustatius and the Netherlands Antilles (the 2005 Tax Agreement). The 2005 Tax Agreement was effective beginning January 1, 2005 and expired on December 31, 2014. The 2005 Tax Agreement provides for annual minimum profit tax of approximately $0.6 million, beginning as of January 1, 2005.
Effective January 1, 2011, the Netherlands Antilles ceased to exist, and St. Eustatius became part of the Netherlands. The Netherlands Tax Ministry (the Ministry) contends that as of January 2011, we are subject to real estate tax rather than profit tax as expressed in our 2005 Tax Agreement. In 2013, the Ministry issued a property tax assessment for years 2011 through 2012. We objected to and appealed the assessment.  The Ministry later issued property tax assessments for the years 2013 and 2014, to which we have or will file similar objections. In 2013, we filed a lawsuit in the Netherlands civil court seeking to enforce the terms of our existing 2005 Tax Agreement. In 2014, the Netherlands civil court determined that it did not have jurisdiction and deferred to the jurisdiction of the tax court; we appealed this decision. In 2015, the tax court held that NuStar was obligated to pay the property tax. In February 2016, the civil appellate court also ruled against NuStar, deferring to the decision of the tax court. We are evaluating whether to file a further appeal.

25. SEGMENT INFORMATION

Our reportable business segments consist of pipeline, storage and fuels marketing. Our segments represent strategic business units that offer different services and products. We evaluate the performance of each segment based on its respective operating income, before general and administrative expenses and certain non-segmental depreciation and amortization expense. General and administrative expenses are not allocated to the operating segments since those expenses relate primarily to the overall management at the entity level. Our principal operations include the transportation of petroleum products and anhydrous ammonia, the terminalling and storage of petroleum products and the marketing of petroleum products. Intersegment revenues result from storage agreements with wholly owned subsidiaries of NuStar Energy at lease rates consistent with rates charged to third parties for storage. Related party revenues mainly resulted from storage agreements with our joint ventures.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Results of operations for the reportable segments were as follows:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Revenues:
Pipeline:
Third parties	$508,522	$477,030	$411,529
Storage:
Third parties	599,302	537,142	518,253
Intersegment	25,606	26,435	32,044
Related party	—	929	6,252
Total storage	624,908	564,506	556,549
Fuels marketing:
Third parties	976,216	2,060,017	2,519,053
Related party	—	—	8,645
Total fuels marketing	976,216	2,060,017	2,527,698
Consolidation and intersegment eliminations	(25,606)	(26,435)	(32,044)
Total revenues	$2,084,040	$3,075,118	$3,463,732

Depreciation and amortization expense:
Pipeline	$84,951	$77,691	$68,871
Storage	116,768	103,848	99,868
Fuels marketing	—	16	27
Total segment depreciation and amortization expense	201,719	181,555	168,766
Other depreciation and amortization expense	8,491	10,153	10,155
Total depreciation and amortization expense	$210,210	$191,708	$178,921

Operating income (loss):
Pipeline	$270,349	$245,233	$208,293
Storage	217,818	183,104	(127,484)
Fuels marketing	13,507	24,805	(126)
Consolidation and intersegment eliminations	42	(32)	1,437
Total segment operating income	501,716	453,110	82,120
Less general and administrative expenses	102,521	96,056	91,086
Less other depreciation and amortization expense	8,491	10,153	10,155
Total operating income (loss)	$390,704	$346,901	$(19,121)

Revenues by geographic area are shown in the table below.

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
United States	$1,599,088	$2,276,609	$2,340,694
Netherlands	386,282	705,207	1,027,260
Other	98,670	93,302	95,778
Consolidated revenues	$2,084,040	$3,075,118	$3,463,732

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For the years ended December 31, 2015, 2014 and 2013, Valero Energy Corporation accounted for approximately 16%, or $331.7 million, 9%, or $282.9 million, and 15%, or $534.2 million, of our consolidated revenues, respectively. These revenues were included in all of our reportable business segments. No other single customer accounted for 10% or more of our consolidated revenues.

Total amounts of property, plant and equipment, net by geographic area were as follows:

	December 31,
	2015	2014
	(Thousands of Dollars)
United States	$3,049,334	$2,809,462
Netherlands	449,406	451,564
Other	184,831	199,706
Consolidated long-lived assets	$3,683,571	$3,460,732

Total assets by reportable segment were as follows:

	December 31,
	2015	2014
	(Thousands of Dollars)
Pipeline	$2,051,866	$1,962,821
Storage	2,438,621	2,241,573
Fuels marketing	156,866	227,642
Total segment assets	4,647,353	4,432,036
Other partnership assets	501,909	486,760
Total consolidated assets	$5,149,262	$4,918,796

Capital expenditures, including acquisitions and investments in other noncurrent assets, by reportable segment were as follows:

	Year Ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Pipeline	$175,657	$244,713	$165,096
Storage	285,258	108,457	170,637
Fuels marketing	—	—	69
Other partnership assets	9,957	3,795	7,518
Total capital expenditures	$470,872	$356,965	$343,320

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
NuStar Energy has no operations and its assets consist mainly of its investments in NuStar Logistics and NuPOP, both wholly owned subsidiaries. The senior and subordinated notes issued by NuStar Logistics are fully and unconditionally guaranteed by NuStar Energy and NuPOP. As a result, the following condensed consolidating financial statements are presented as an alternative to providing separate financial statements for NuStar Logistics and NuPOP.

Condensed Consolidating Balance Sheets
December 31, 2015
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$885	$4	$—	$117,973	$—	$118,862
Receivables, net	—	419	—	144,645	—	145,064
Inventories	—	1,776	3,648	33,325	—	38,749
Other current assets	140	11,026	497	19,513	—	31,176
Intercompany receivable	—	1,610,370	—	—	(1,610,370)	—
Total current assets	1,025	1,623,595	4,145	315,456	(1,610,370)	333,851
Property, plant and equipment, net	—	1,915,370	570,415	1,197,786	—	3,683,571
Intangible assets, net	—	48,961	—	63,050	—	112,011
Goodwill	—	149,453	170,652	376,532	—	696,637
Investment in wholly owned subsidiaries	2,205,904	48,547	1,031,162	915,115	(4,200,728)	—
Deferred income tax asset	—	—	—	4,037	(1,179)	2,858
Other long-term assets, net	933	279,063	26,329	14,009	—	320,334
Total assets	$2,207,862	$4,064,989	$1,802,703	$2,885,985	$(5,812,277)	$5,149,262
Liabilities and Partners’ Equity
Payables	$12	$52,650	$11,193	$76,091	$—	$139,946
Short-term debt	—	84,000	—	—	—	84,000
Accrued interest payable	—	34,271	—	15	—	34,286
Accrued liabilities	723	32,816	5,753	15,902	—	55,194
Taxes other than income tax	126	6,452	3,325	2,907	—	12,810
Income tax payable	—	1,362	9	4,606	—	5,977
Intercompany payable	508,363	—	858,018	243,989	(1,610,370)	—
Total current liabilities	509,224	211,551	878,298	343,510	(1,610,370)	332,213
Long-term debt	—	3,025,849	—	53,500	—	3,079,349
Long-term payable to related party	—	26,638	—	5,442	—	32,080
Deferred income tax liability	—	1,143	36	24,810	(1,179)	24,810
Other long-term liabilities	—	37,209	9,294	24,463	—	70,966
Total partners’ equity	1,698,638	762,599	915,075	2,434,260	(4,200,728)	1,609,844
Total liabilities and partners’ equity	$2,207,862	$4,064,989	$1,802,703	$2,885,985	$(5,812,277)	$5,149,262

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Balance Sheets
December 31, 2014
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$923	$6	$—	$86,983	$—	$87,912
Receivables, net	—	47,038	18,347	143,093	—	208,478
Inventories	—	1,998	3,768	49,989	(42)	55,713
Other current assets	—	10,403	418	25,239	(116)	35,944
Assets held for sale	—	—	—	1,100	—	1,100
Intercompany receivable	—	1,438,675	—	—	(1,438,675)	—
Total current assets	923	1,498,120	22,533	306,404	(1,438,833)	389,147
Property, plant and equipment, net	—	1,820,126	559,808	1,080,798	—	3,460,732
Intangible assets, net	—	55,801	—	2,869	—	58,670
Goodwill	—	149,453	170,652	297,324	—	617,429
Investment in wholly owned subsidiaries	2,289,673	37,179	910,394	913,343	(4,150,589)	—
Investment in joint venture	—	—	—	74,223	—	74,223
Deferred income tax asset	—	—	—	4,429	—	4,429
Other long-term assets, net	673	279,058	26,329	8,106	—	314,166
Total assets	$2,291,269	$3,839,737	$1,689,716	$2,687,496	$(5,589,422)	$4,918,796
Liabilities and Partners’ Equity
Payables	$—	$60,687	$8,211	$108,286	$—	$177,184
Short-term debt	—	77,000	—	—	—	77,000
Accrued interest payable	—	33,340	—	5	—	33,345
Accrued liabilities	862	32,178	6,965	21,020	—	61,025
Taxes other than income tax	125	7,896	3,099	3,001	—	14,121
Income tax payable	—	—	4	2,629	(116)	2,517
Intercompany payable	506,160	—	751,023	181,492	(1,438,675)	—
Total current liabilities	507,147	211,101	769,302	316,433	(1,438,791)	365,192
Long-term debt	—	2,749,452	—	—	—	2,749,452
Long-term payable to related party	—	28,094	—	5,443	—	33,537
Deferred income tax liability	—	528	22	26,758	—	27,308
Other long-term liabilities	—	13,681	6,963	6,453	—	27,097
Total partners’ equity	1,784,122	836,881	913,429	2,332,409	(4,150,631)	1,716,210
Total liabilities and partners’ equity	$2,291,269	$3,839,737	$1,689,716	$2,687,496	$(5,589,422)	$4,918,796

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income
For the Year Ended December 31, 2015
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$547,959	$215,469	$1,322,675	$(2,063)	$2,084,040
Costs and expenses	1,717	293,708	140,081	1,259,935	(2,105)	1,693,336
Operating (loss) income	(1,717)	254,251	75,388	62,740	42	390,704
Equity in earnings (loss) of subsidiaries	308,437	(7,257)	120,768	197,760	(619,708)	—
Interest (expense) income, net	—	(137,847)	1,611	4,368	—	(131,868)
Other income, net	—	1,179	5	60,638	—	61,822
Income from continuing operations before income tax (benefit) expense	306,720	110,326	197,772	325,506	(619,666)	320,658
Income tax (benefit) expense	—	(392)	23	15,081	—	14,712
Income from continuing operations	306,720	110,718	197,749	310,425	(619,666)	305,946
Income from discontinued operations, net of tax	—	—	—	774	—	774
Net income	$306,720	$110,718	$197,749	$311,199	$(619,666)	$306,720

Condensed Consolidating Statements of Income (Loss)
For the Year Ended December 31, 2014
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$510,833	$229,211	$2,344,750	$(9,676)	$3,075,118
Costs and expenses	1,753	287,614	149,955	2,298,540	(9,645)	2,728,217
Operating (loss) income	(1,753)	223,219	79,256	46,210	(31)	346,901
Equity in earnings (loss) of subsidiaries	212,527	(12,798)	62,946	142,238	(404,913)	—
Equity in (loss) earnings of joint ventures	—	(8,278)	—	13,074	—	4,796
Interest (expense) income, net	—	(132,274)	89	959	—	(131,226)
Other income (expense), net	—	511	(37)	4,025	—	4,499
Income from continuing operations before income tax expense	210,774	70,380	142,254	206,506	(404,944)	224,970
Income tax expense	1	5	23	10,772	—	10,801
Income from continuing operations	210,773	70,375	142,231	195,734	(404,944)	214,169
Loss from discontinued operations, net of tax	—	(169)	—	(3,622)	—	(3,791)
Net income	210,773	70,206	142,231	192,112	(404,944)	210,378
Less net loss attributable to noncontrolling interest	—	—	—	(395)	—	(395)
Net income attributable to NuStar Energy L.P.	$210,773	$70,206	$142,231	$192,507	$(404,944)	$210,773

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income (Loss)
For the Year Ended December 31, 2013
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$415,128	$218,591	$2,864,160	$(34,147)	$3,463,732
Costs and expenses	1,908	242,743	147,117	3,125,253	(34,168)	3,482,853
Operating (loss) income	(1,908)	172,385	71,474	(261,093)	21	(19,121)
Equity in (loss) earnings of subsidiaries	(271,862)	16,531	(347,808)	(281,327)	884,466	—
Equity in (loss) earnings of joint ventures	—	(49,599)	—	9,629	—	(39,970)
Interest (expense) income, net	—	(116,624)	(4,851)	469	—	(121,006)
Other (expense) income, net	—	(115)	(127)	7,583	—	7,341
(Loss) income from continuing operations before income tax expense	(273,770)	22,578	(281,312)	(524,739)	884,487	(172,756)
Income tax expense	—	579	8	12,166	—	12,753
(Loss) income from continuing operations	(273,770)	21,999	(281,320)	(536,905)	884,487	(185,509)
Loss from discontinued operations, net of tax	—	(12,317)	—	(86,845)	—	(99,162)
Net (loss) income	(273,770)	9,682	(281,320)	(623,750)	884,487	(284,671)
Less net loss attributable to noncontrolling interest	—	—	—	(10,901)	—	(10,901)
Net (loss) income attributable to NuStar Energy L.P.	$(273,770)	$9,682	$(281,320)	$(612,849)	$884,487	$(273,770)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Comprehensive Income
For the Year Ended December 31, 2015
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income	$306,720	$110,718	$197,749	$311,199	$(619,666)	$306,720

Other comprehensive income:
Foreign currency translation adjustment	—	—	—	(31,987)	—	(31,987)
Net unrealized gain on cash flow hedges	—	1,303	—	—	—	1,303
Net loss reclassified into income on cash flow hedges	—	9,802	—	—	—	9,802
Total other comprehensive income (loss)	—	11,105	—	(31,987)	—	(20,882)

Comprehensive income	$306,720	$121,823	$197,749	$279,212	$(619,666)	$285,838

Condensed Consolidating Statements of Comprehensive Income (Loss)
For the Year Ended December 31, 2014
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income	$210,773	$70,206	$142,231	$192,112	$(404,944)	$210,378

Other comprehensive income (loss):
Foreign currency translation adjustment	—	3,723	—	(19,337)	—	(15,614)
Net loss reclassified into income on cash flow hedges	—	10,663	—	—	—	10,663
Total other comprehensive income (loss)	—	14,386	—	(19,337)	—	(4,951)

Comprehensive income	210,773	84,592	142,231	172,775	(404,944)	205,427
Less comprehensive loss attributable to noncontrolling interest	—	—	—	(828)	—	(828)
Comprehensive income attributable to NuStar Energy L.P.	$210,773	$84,592	$142,231	$173,603	$(404,944)	$206,255

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Comprehensive Income (Loss)
For the Year Ended December 31, 2013
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net (loss) income	$(273,770)	$9,682	$(281,320)	$(623,750)	$884,487	$(284,671)

Other comprehensive income (loss):
Foreign currency translation adjustment	—	(3,090)	—	(16,274)	—	(19,364)
Net unrealized gain on cash flow hedges	—	7,213	—	—	—	7,213
Net loss reclassified into income on cash flow hedges	—	7,570	—	—	—	7,570
Total other comprehensive income (loss)	—	11,693	—	(16,274)	—	(4,581)

Comprehensive (loss) income	(273,770)	21,375	(281,320)	(640,024)	884,487	(289,252)
Less comprehensive loss attributable to noncontrolling interest	—	—	—	(10,953)	—	(10,953)
Comprehensive (loss) income attributable to NuStar Energy L.P.	$(273,770)	$21,375	$(281,320)	$(629,071)	$884,487	$(278,299)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2015
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$389,967	$237,780	$119,928	$365,588	$(588,326)	$524,937
Cash flows from investing activities:
Capital expenditures	—	(201,388)	(39,533)	(83,887)	—	(324,808)
Change in accounts payable related to capital expenditures	—	(4,950)	33	1,761	—	(3,156)
Acquisitions	—	—	—	(142,500)	—	(142,500)
Increase in other long-term assets	—	—	—	(3,564)	—	(3,564)
Proceeds from sale or disposition of assets	—	10,320	22	6,790	—	17,132
Proceeds from insurance recoveries	—	—	—	4,867	—	4,867
Net cash used in investing activities	—	(196,018)	(39,478)	(216,533)	—	(452,029)
Cash flows from financing activities:
Debt borrowings	—	1,589,131	—	94,500	—	1,683,631
Debt repayments	—	(1,275,910)	—	(41,000)	—	(1,316,910)
Distributions to unitholders and general partner	(392,204)	(196,102)	(196,102)	(196,122)	588,326	(392,204)
Net intercompany activity	2,199	(155,278)	115,652	37,427	—	—
Other, net	—	(3,605)	—	(141)	—	(3,746)
Net cash used in financing activities	(390,005)	(41,764)	(80,450)	(105,336)	588,326	(29,229)
Effect of foreign exchange rate changes on cash	—	—	—	(12,729)	—	(12,729)
Net (decrease) increase in cash and cash equivalents	(38)	(2)	—	30,990	—	30,950
Cash and cash equivalents as of the beginning of the period	923	6	—	86,983	—	87,912
Cash and cash equivalents as of the end of the period	$885	$4	$—	$117,973	$—	$118,862

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2014
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$390,543	$221,422	$111,931	$333,936	$(539,309)	$518,523
Cash flows from investing activities:
Capital expenditures	—	(273,785)	(14,625)	(68,555)	—	(356,965)
Change in accounts payable related to capital expenditures	—	8,741	789	(4,627)	—	4,903
Proceeds from sale or disposition of assets	—	651	22	25,339	—	26,012
Increase in note receivable from Axeon	—	(13,328)	—	—	—	(13,328)
Investment in subsidiaries	(23)	—	13,340	—	(13,317)	—
Other, net	23	(45)	—	(831)	—	(853)
Net cash used in investing activities	—	(277,766)	(474)	(48,674)	(13,317)	(340,231)
Cash flows from financing activities:
Debt borrowings	—	1,318,619	—	—	—	1,318,619
Debt repayments	—	(1,121,670)	—	—	—	(1,121,670)
Distributions to unitholders and general partner	(392,204)	(245,127)	(147,077)	(147,105)	539,309	(392,204)
Contributions from (distributions to) affiliates	—	—	—	(13,340)	13,340	—
Net intercompany activity	1,680	83,387	35,620	(120,687)	—	—
Other, net	—	(1,166)	—	8,259	(23)	7,070
Net cash (used in) provided by financing activities	(390,524)	34,043	(111,457)	(272,873)	552,626	(188,185)
Effect of foreign exchange rate changes on cash	—	—	—	(2,938)	—	(2,938)
Net increase (decrease) in cash and cash equivalents	19	(22,301)	—	9,451	—	(12,831)
Cash and cash equivalents as of the beginning of the period	904	22,307	—	77,532	—	100,743
Cash and cash equivalents as of the end of the period	$923	$6	$—	$86,983	$—	$87,912

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2013
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$390,002	$210,742	$84,490	$192,228	$(392,243)	$485,219
Cash flows from investing activities:
Capital expenditures	—	(224,798)	(19,049)	(99,473)	—	(343,320)
Change in accounts payable related to capital expenditures	—	(9,700)	824	3,492	—	(5,384)
Proceeds from sale or disposition of assets	—	118,806	35	165	—	119,006
Increase in note receivable from Axeon	—	(80,961)	—	—	—	(80,961)
Investment in subsidiaries	(302)	527	—	3	(228)	—
Other, net	302	(604)	—	—	—	(302)
Net cash used in investing activities	—	(196,730)	(18,190)	(95,813)	(228)	(310,961)
Cash flows from financing activities:
Debt borrowings	—	1,738,451	—	—	—	1,738,451
Debt repayments	—	(1,866,282)	(250,000)	(34,461)	—	(2,150,743)
Proceeds from note offerings, net of issuance costs	—	686,863	—	—	—	686,863
Distributions to unitholders and general partner	(392,204)	(392,204)	—	(39)	392,243	(392,204)
Payments for termination of interest rate swaps	—	(33,697)	—	—	—	(33,697)
Contributions from (distributions to) affiliates	—	302	—	(530)	228	—
Net intercompany activity	(3,880)	(128,277)	183,700	(51,543)	—	—
Other, net	(47)	2,027	—	—	—	1,980
Net cash (used in) provided by financing activities	(396,131)	7,183	(66,300)	(86,573)	392,471	(149,350)
Effect of foreign exchange rate changes on cash	—	—	—	(7,767)	—	(7,767)
Net (decrease) increase in cash and cash equivalents	(6,129)	21,195	—	2,075	—	17,141
Cash and cash equivalents as of the beginning of the period	7,033	1,112	—	75,457	—	83,602
Cash and cash equivalents as of the end of the period	$904	$22,307	$—	$77,532	$—	$100,743

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

27. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes quarterly financial data for the years ended December 31, 2015 and 2014:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Thousands of Dollars, Except Per Unit Data)
2015:
Revenues	$554,944	$570,611	$493,566	$464,919	$2,084,040
Operating income	$99,281	$92,405	$100,994	$98,024	$390,704
Income from continuing operations	$127,125	$54,325	$65,016	$59,480	$305,946
Income from discontinued operations, net of tax	774	—	—	—	774
Net income	$127,899	$54,325	$65,016	$59,480	$306,720
Net income per unit applicable to limited partners:
Continuing operations	$1.46	$0.54	$0.68	$0.61	$3.29
Discontinued operations	0.01	—	—	—	0.01
Total	$1.47	$0.54	$0.68	$0.61	$3.30
Cash distributions per unit applicable to limited partners	$1.095	$1.095	$1.095	$1.095	$4.380

2014:
Revenues	$849,213	$749,745	$794,422	$681,738	$3,075,118
Operating income	$81,103	$89,354	$95,098	$81,346	$346,901
Income from continuing operations	$42,996	$57,187	$59,117	$54,869	$214,169
(Loss) income from discontinued operations, net of tax	(3,359)	(1,788)	2,831	(1,475)	(3,791)
Net income	$39,637	$55,399	$61,948	$53,394	$210,378
Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.40	$0.58	$0.61	$0.55	$2.14
Discontinued operations	(0.04)	(0.02)	0.03	(0.01)	(0.04)
Total	$0.36	$0.56	$0.64	$0.54	$2.10
Cash distributions per unit applicable to limited partners	$1.095	$1.095	$1.095	$1.095	$4.380

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

28. SUBSEQUENT EVENT

On March 1, 2016, NuStar GP, LLC intends to transfer and assign to NuStar Services Company LLC, a wholly owned subsidiary of NuStar Energy, all of NuStar GP, LLC’s employees and related benefit plans. Following the transfer of employees, we will pay employee costs directly and sponsor the following related benefit plans, among others:

•	The NuStar Thrift Plan (the Thrift Plan), a qualified employee profit-sharing plan;

•	The NuStar Pension Plan, a qualified non-contributory defined benefit pension plan;

•
The NuStar Excess Thrift Plan, a benefit plan to those employees whose compensation and/or annual contributions under the Thrift Plan are subject to the limitations applicable to qualified retirement plans;

•	The NuStar Excess Pension Plan, a benefit plan to a select group of management or other highly compensated employees; and

•	The NuStar GP, LLC Retiree Welfare Benefits Plan, a medical benefits plan for certain retired employees.
We do not expect this transfer of employees and related benefit plans to materially change our expenses since we currently reimburse NuStar GP, LLC for all employee costs attributable to us. Our consolidated balance sheet will reflect employee-related obligations to external parties instead of related party payables to NuStar GP, LLC.

On January 28, 2016, at a special meeting of unitholders, NuStar Energy’s unitholders approved the Fifth Amended and Restated 2000 Long-Term Incentive Plan (the Amended Plan), which, among other items, provided that NuStar Energy could use newly issued units from NuStar Energy to satisfy unit awards. The unitholder vote approving the Amended Plan on January 28, 2016, coupled with the subsequent transfer of the employees of NuStar GP, LLC into NuStar Services Company LLC, will result in the classification of substantially all of our currently outstanding and subsequently issued awards as equity awards.  At the time of the transfer of employees, NuStar Services Company LLC will assume obligations associated therewith, including all outstanding awards, and we intend to satisfy substantively all of the vestings of such awards with newly issued units of NuStar Energy.